UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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☐	Soliciting Material Pursuant to §240.14a-12

Park National Corporation

(Name of Registrant as Specified In Its Charter)

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PARK NATIONAL CORPORATION
50 North Third Street
Post Office Box 3500
Newark, Ohio 43058-3500
(740) 349-8451
www.parknationalcorp.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Monday, April 19, 2010
Dear Fellow Shareholders:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “2010 Annual Meeting”) of Park National Corporation (“Park”) will be held at the offices of The Park National Bank, 50 North Third Street, Newark, Ohio 43055, on Monday, April 19, 2010, at 2:00 p.m., Eastern Daylight Saving Time, for the following purposes:
1.	To elect five directors, each to serve for a term of three years to expire at the Annual Meeting of Shareholders to be held in 2013.
2.	To approve, in a non-binding advisory vote, Park’s executive compensation as disclosed in the accompanying proxy statement.
3.	To ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm of Park for the fiscal year ending December 31, 2010.
4.	To transact any other business which properly comes before the 2010 Annual Meeting or any adjournment thereof. Park’s Board of Directors is not aware of any other business to come before the 2010 Annual Meeting.
If you were a holder of record of common shares of Park at the close of business on February 26, 2010, you will be entitled to vote in person or by proxy at the 2010 Annual Meeting.
You are cordially invited to attend the 2010 Annual Meeting. Your vote is important, regardless of the number of common shares you own. Whether or not you plan to attend the 2010 Annual Meeting in person, it is important that your common shares be represented. Please complete, sign, date and return your proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, you may vote by telephone. Please see the accompanying proxy statement and proxy card for details about voting by telephone. If you later decide to revoke your proxy for any reason, you may do so in the manner described in the accompanying proxy statement.
Please vote as soon as possible.

By Order of the Board of Directors,

March 5, 2010	DAVID L. TRAUTMAN
President and Secretary
To obtain directions to attend the 2010 Annual Meeting and vote in person, please call Leda Rutledge at (740) 322-6828 or Renae Buchanan at (740) 349-0428.

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PARK NATIONAL CORPORATION
50 North Third Street
Post Office Box 3500
Newark, Ohio 43058-3500
(740) 349-8451
www.parknationalcorp.com
PROXY STATEMENT
Dated March 5, 2010
ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 19, 2010
GENERAL INFORMATION
We are sending this proxy statement and the accompanying proxy card to you as a shareholder of Park National Corporation (“Park”), in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Monday, April 19, 2010, at 2:00 p.m., Eastern Daylight Saving Time, or at any adjournment thereof. The Annual Meeting will be held at the offices of The Park National Bank, 50 North Third Street, Newark, Ohio 43055. Park’s Board of Directors is soliciting proxies for use at the Annual Meeting or any adjournment thereof. This proxy statement summarizes information that you will need in order to vote.
Mailing
We mailed this proxy statement and the accompanying proxy card on or about March 5, 2010 to all shareholders entitled to vote their common shares at the Annual Meeting. The common shares are the only shares of Park’s capital stock entitled to vote at the Annual Meeting. We also sent Park’s 2009 Annual Report with this proxy statement. Audited consolidated financial statements for Park and our subsidiaries for the fiscal year ended December 31, 2009 (the “2009 fiscal year”) are included in Park’s 2009 Annual Report.
Additional copies of Park’s 2009 Annual Report and copies of Park’s Annual Report on Form 10-K for the 2009 fiscal year may be obtained, without charge, by sending a written request to: David L. Trautman, President and Secretary, Park National Corporation, 50 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500.
Delivery of Proxy Materials to Multiple Shareholders Sharing the Same Address
Periodically, Park provides each registered holder of common shares at a shared address, not previously notified, with a separate notice of Park’s intention to household proxy materials. The record holder notifies beneficial shareholders (those who hold common shares through a broker, a financial institution or another record holder) of the householding process. Only one copy of this proxy statement, the notice of the Annual Meeting and Park’s 2009 Annual Report is being delivered to previously notified multiple registered holders of common shares who share an address unless Park has received contrary instructions from one or more of the registered holders of common shares. A separate proxy card is being included for each account at the shared address.

Registered holders of common shares who share an address and would like to receive a separate copy of Park’s 2009 Annual Report, a separate notice of the Annual Meeting and/or a separate proxy statement for the Annual Meeting, or who have questions regarding the householding process, may contact Park’s transfer agent and registrar, The Park National Bank, c/o First-Knox Division, by calling (800) 837-5266, ext. 5208, or forwarding a written request addressed to the First-Knox Division, Attention: Debbie Daniels, P.O. Box 1270, One South Main Street, Mount Vernon, Ohio 43050-1270. Promptly upon request, a separate copy of Park’s 2009 Annual Report, a separate notice of the Annual Meeting and/or a separate copy of the proxy statement for the Annual Meeting will be sent. By contacting the First-Knox National Division, registered holders of common shares sharing an address can also (i) notify Park that the registered shareholders wish to receive separate annual reports, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future or (ii) request delivery of a single copy of annual reports, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future if they are receiving multiple copies.
Beneficial holders of common shares should contact their brokers, financial institutions or other record holders for specific information about the householding process as it applies to their accounts.
VOTING INFORMATION
Who can vote at the Annual Meeting?
Only holders of common shares of record at the close of business on February 26, 2010 are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on February 26, 2010, there were 14,882,770 common shares outstanding and entitled to vote. The common shares are the only shares of Park’s capital stock entitled to vote at the Annual Meeting.
Each holder of common shares is entitled to one vote for each common share held on February 26, 2010. A shareholder wishing to exercise cumulative voting with respect to the election of directors must notify the President and Secretary of Park in writing before 2:00 p.m., Eastern Daylight Saving Time, on April 17, 2010. If cumulative voting is requested and if an announcement of such request is made upon the convening of the Annual Meeting by the chairman or the secretary of the meeting or by or on behalf of the shareholder requesting cumulative voting, you will have votes equal to the number of directors to be elected, multiplied by the number of common shares owned by you, and will be entitled to distribute your votes among the candidates for election as directors as you see fit.
How do I vote?
If you are a shareholder of record (that is, if your common shares are registered with Park in your own name), your common shares may be voted by one of the following methods:
•	by traditional paper proxy card;
•	by submitting a proxy by telephone; or
•	in person at the Annual Meeting.
If your common shares are registered in the name of a broker, a financial institution or other nominee (i.e., you hold your common shares in “street name”), your nominee may be participating in a program that allows you to submit voting instructions by telephone or via the Internet.

Submitting a Proxy by Telephone. If you are a shareholder of record of Park residing in the United States or Canada, you may submit a proxy by telephone by following the instructions included with your proxy card. The last-dated proxy you submit (by any means) will supersede any previously submitted proxy. Also, if you submit a proxy by telephone and later decide to attend the Annual Meeting, you may revoke your previously submitted proxy and vote in person at the Annual Meeting.
The deadline for submitting a proxy by telephone as a shareholder of record is 11:59 p.m., Eastern Daylight Saving Time, on April 18, 2010.
Submitting Voting Instructions by Telephone or via the Internet. If you hold your common shares in “street name” and your nominee participates in a program that allows you to submit voting instructions by telephone or via the Internet, the form your nominee sent you will provide details for submitting your voting instructions by telephone or via the Internet. Please consult the form provided by your nominee for information about the deadline for submitting your voting instructions by telephone or via the Internet.
Voting in Person. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.
If you hold your common shares in “street name” through a broker, a financial institution or another nominee, then that nominee is considered the shareholder of record for voting purposes and should give you instructions for voting your common shares. As a beneficial owner, you have the right to direct that nominee how to vote the common shares held in your account. Your nominee may only vote the common shares of Park that your nominee holds for you in accordance with your instructions.
If you hold your common shares in “street name” and wish to attend the Annual Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other nominee authorizing you to vote on behalf of such nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the common shares on February 26, 2010, the record date for voting at the Annual Meeting.
How will my common shares be voted?
Those common shares represented by a properly executed proxy card that is received prior to the Annual Meeting or by properly authenticated telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted in accordance with your instructions by your proxy. If you submit a valid proxy card prior to the Annual Meeting, or timely submit your proxy by telephone, but do not complete the voting instructions, your proxy will vote your common shares as recommended by the Board of Directors, except in the case of broker non-votes where applicable, as follows:
•	“FOR” the election as Park directors of the nominees identified below under the heading “PROPOSAL 1 — ELECTION OF DIRECTORS”;
•	“FOR” the approval, in a non-binding advisory vote, of Park’s executive compensation as described in this proxy statement; and
•	“FOR” the ratification of the appointment of Crowe Horwath LLP as Park’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

No appraisal or dissenters’ rights exist for any action proposed to be taken at the Annual Meeting. If any other matters are properly presented for voting at the Annual Meeting, the individuals appointed as proxies will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment.
What if my common shares are held through the Park National Corporation Employees Stock Ownership Plan?
If you participate in the Park National Corporation Employees Stock Ownership Plan (the “Park KSOP”) and common shares have been allocated to your account in the Park KSOP, you will be entitled to instruct the trustee of the Park KSOP, confidentially, how to vote those common shares. If you are such a participant, you may receive your voting instructions card separately. If you give no voting instructions to the trustee of the Park KSOP, the trustee will vote the common shares allocated to your Park KSOP account pro rata in accordance with the instructions received from other participants in the Park KSOP who have voted.
How do I change or revoke my proxy?
Shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting and any adjournment thereof. You may revoke your proxy at any time before it is actually exercised at the Annual Meeting by giving notice of revocation to Park in writing, by using the toll-free telephone number stated on the proxy card prior to the deadline for transmitting proxies by telephone or by attending the Annual Meeting and giving notice of revocation in person. The last-dated proxy you submit (by any means) will supersede any previously submitted proxy. If you hold your common shares in “street name” and instructed your broker, financial institution or other nominee to vote your common shares and you would like to revoke or change your vote, then you must follow the instructions of your nominee.
If I vote in advance, can I still attend the Annual Meeting?
Yes. You are encouraged to vote promptly, by returning your signed proxy card by mail or by submitting your proxy by telephone, so that your common shares will be represented at the Annual Meeting. However, appointing a proxy does not affect your right to attend the Annual Meeting and vote your common shares in person.
What constitutes a quorum and how many votes are required with respect to the proposals presented at the Annual Meeting?
Under Park’s Regulations, a quorum is a majority of the voting shares of Park then outstanding and entitled to vote at the Annual Meeting. The common shares are the only shares of Park’s capital stock entitled to vote at the Annual Meeting. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were 14,882,770 common shares outstanding and entitled to vote on February 26, 2010, the record date. A majority of the outstanding common shares, or 7,441,386 common shares, present in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Annual Meeting.

Routine and Non-Routine Proposals
The rules of NYSE Amex LLC (“NYSE Amex”), the stock exchange on which Park’s common shares are listed, determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker holding common shares for a beneficial owner in street name may vote on the proposal without receiving instructions from the beneficial owner. If a proposal is non-routine, the broker may vote on the proposal only if the beneficial owner has provided voting instructions. A broker non-vote occurs when the broker holder of record is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide any instructions.
Each of (i) the non-binding advisory vote on executive compensation and (ii) the ratification of the appointment of Park’s independent registered public accounting firm, is a routine item. The election of directors is a proposal on which a broker may vote only if the beneficial owner has provided voting instructions.
Vote Required with Respect to the Proposals
•	Proposal 1 — Election of Directors
Under Ohio law and Park’s Regulations, the five nominees for election as Park directors receiving the greatest number of votes “FOR” election will be elected as directors in the class whose terms will expire at the 2013 Annual Meeting of Shareholders. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for purposes of establishing a quorum for the Annual Meeting but will not affect whether a nominee has received sufficient votes to be elected.
•	Proposal 2 — Approval, in Non-Binding Advisory Vote, of Park’s Executive Compensation
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve, in a non-binding advisory vote, Park’s executive compensation disclosed in this proxy statement. The effect of an abstention is the same as a vote “AGAINST” the proposal.
•	Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of Crowe Horwath LLP as Park’s independent registered public accounting firm for the fiscal year ending December 31, 2010. The effect of an abstention is the same as a vote “AGAINST” the proposal.
Park’s policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

Who pays the cost of proxy solicitation?
Park will pay the costs of preparing, assembling, printing and mailing this proxy statement, the accompanying proxy card, the 2009 Annual Report and other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors, other than the Internet access and telephone usage charges associated with providing voting instructions to nominees with respect to common shares held in “street name”. Although we are soliciting proxies by mailing these proxy materials to holders of our common shares, the directors, officers and employees of Park and our subsidiaries also may solicit proxies by further mailing, personal contact, telephone, facsimile or electronic mail without receiving any additional compensation for such solicitations. Arrangements will also be made with brokerage firms, financial institutions and other nominees who are record holders of common shares of Park for the forwarding of solicitation materials to the beneficial owners of such common shares. Park will reimburse these brokers, financial institutions and nominees for their reasonable out-of-pocket costs in connection therewith.
Park has retained The Altman Group, Lyndhurst, New Jersey, to aid in the solicitation of proxies for the Annual Meeting. The Altman Group will receive a base fee of $5,000, plus reimbursement of out-of-pocket fees and expenses for its proxy solicitation services.
Who should I call if I have questions concerning this proxy solicitation and the proposals to be considered at the Annual Meeting?
If you have any questions concerning this proxy solicitation and the proposals to be considered at the Annual Meeting, or require any assistance in voting your common shares, please call The Altman Group at (866) 341-2072. This is a toll-free telephone number.
NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Park National Corporation to Be Held on April 19, 2010: This proxy statement, a sample of the form of proxy card sent to shareholders by Park and Park’s 2009 Annual Report are available on Park’s Internet Web site at www.parknationalcorp.com by selecting the “Documents/ SEC Filings” section of the “Investor Relations” page for the proxy statement and sample form of proxy card and selecting the “Corporate Profile” section of the “Investor Relations” page for Park’s 2009 Annual Report. Alternatively, this proxy statement and a sample form of proxy card are available at www.snl.com/irweblinkx/docs.aspx?iid=100396 and Park’s 2009 Annual Report is available at www.snl.com/irweblinkx/corporateprofile.aspx?iid=100396.
To obtain directions to attend the Annual Meeting and vote in person, please call Leda Rutledge at (740) 322-6828 or Renae Buchanan at (740) 349-0428.
CONSOLIDATION OF OHIO BANKING OPERATIONS
In 2008, Park consolidated the banking operations of its then eight subsidiary banks located in Ohio under one charter — that of The Park National Bank (“Park National Bank”). Park National Bank now has 11 divisions: (i) the Park National Division headquartered in Newark, Ohio; (ii) the Fairfield National Division headquartered in Lancaster, Ohio; (iii) The Park National Bank of Southwest Ohio & Northern Kentucky Division headquartered in Milford, Ohio; (iv) the Century National Division headquartered in Zanesville, Ohio; (v) the Second National Division headquartered in Greenville, Ohio; (vi) the Richland Trust Division headquartered in Mansfield, Ohio; (vii) the United Bank Division headquartered in Bucyrus, Ohio; (viii) the First-Knox National Division headquartered in Mount Vernon, Ohio; (ix) the Farmers & Savings Division headquartered in Loudonville, Ohio; (x) the Security National Division headquartered in Springfield, Ohio; and (xi) the Unity National Division headquartered in Piqua, Ohio.

References in this proxy statement to “Century National Division,” “Second National Division,” “Richland Trust Division,” “United Bank Division,” “First-Knox National Division” and “Security National Division” encompass both the subsidiary bank of Park prior to the bank’s merger with and into Park National Bank in 2008 and the division of Park National Bank following the bank’s merger with and into Park National Bank. In addition, references in this proxy statement to the “Board of Directors” in respect of a division of Park National Bank encompass both the Board of Directors of the subsidiary bank of Park prior to the bank’s merger with and into Park National Bank and the Affiliate Board of the division of Park National Bank following the bank’s merger with and into Park National Bank.
PARTICIPATION IN CAPITAL PURCHASE PROGRAM
ENACTED AS PART OF TROUBLED ASSETS RELIEF PROGRAM
On December 23, 2008, Park completed the sale to the United States Department of the Treasury (the “U.S. Treasury”) of $100.0 million of newly-issued Park non-voting preferred shares as part of the U.S. Treasury’s Capital Purchase Program (the “Capital Purchase Program”) enacted as part of the Troubled Assets Relief Program (“TARP”) established by the Emergency Economic Stabilization Act of 2008 (“EESA”). To finalize Park’s participation in the Capital Purchase Program, Park and the U.S. Treasury entered into a Letter Agreement, dated December 23, 2008 (the “Letter Agreement”), including the related Securities Purchase Agreement — Standard Terms attached thereto (the “Securities Purchase Agreement” and together with the Letter Agreement, the “UST Agreement”). Pursuant to the UST Agreement, Park issued and sold to the U.S. Treasury (i) 100,000 of Park’s Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), and (ii) a warrant (the “Warrant”) to purchase 227,376 Park common shares, at an exercise price of $65.97 per share (subject to certain anti-dilution and other adjustments), for an aggregate purchase price of $100.0 million in cash. The Warrant has a ten-year term.
In the Securities Purchase Agreement, Park adopted the U.S. Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury owns any securities acquired from Park pursuant to the Securities Purchase Agreement or upon exercise of the Warrant. These standards generally apply to our executive officers — C. Daniel DeLawder, Park’s Chairman of the Board and Chief Executive Officer; David L. Trautman, Park’s President and Secretary; and John W. Kozak, Park’s Chief Financial Officer. These standards are set forth in the American Recovery and Reinvestment Act of 2009 (the “ARRA”) and an interim final rule promulgated by the U.S. Treasury under 31 CFR Part 30 on June 15, 2009 and amended on December 7, 2009 (collectively, the “Interim Final Rule”). The executive compensation and corporate governance standards under the ARRA and the Interim Final Rule remain in effect during the period in which any obligation arising from financial assistance provided under TARP remains outstanding, excluding any period during which the U.S. Treasury holds only the Warrant to purchase Park common shares (the “ARRA Covered Period”).
PROPOSAL 1 — ELECTION OF DIRECTORS
As of the date of this proxy statement, there were fourteen members of the Board of Directors — five directors in the class whose terms will expire at the Annual Meeting, four directors in the class whose terms will expire in 2011 and five directors in the class whose terms will expire in 2012. Proxies cannot be voted at the Annual Meeting for more than five nominees.
On April 20, 2009, J. Gilbert Reese retired from the Boards of Directors of Park and Park National Bank. Mr. Reese had served on the Park Board of Directors since 1987, when the corporation was founded. Mr. Reese served in the class of directors of Park whose terms will expire at the Annual Meeting. Further, Mr. Reese served on the Board of Directors of Park National Bank for 44 years. The Board of Directors of Park National Bank named Mr. Reese as a Director Emeritus for Park National Bank, effective April 20, 2009.

On April 20, 2009, the Park Board of Directors, upon the recommendation of the Nominating Committee, elected Sarah Reese Wallace to fill the vacancy in the class of directors whose terms will expire in 2010, created by the retirement of her father J. Gilbert Reese, effective that day. Ms. Wallace was recommended to the Nominating Committee by C. Daniel DeLawder, the Chairman of the Board and Chief Executive Officer of Park.
On December 11, 2009, the Executive Committee of the Park Board of Directors accepted the resignation of Nicholas L. Berning, which had been submitted on December 10, 2009. Mr. Berning served in the class of directors of Park whose terms will expire in 2011. Mr. Berning’s resignation was effective at the close of business on December 31, 2009.
On December 11, 2009, the Executive Committee of the Park Board of Directors, upon the recommendation of the Nominating Committee and as permitted by Section 2.02(A) of Park’s Regulations, fixed the number of directors of Park at fourteen and elected Timothy S. McLain and Stephen J. Kambeitz to join the class of directors whose terms will expire at the Annual Meeting and in 2012, respectively. The election of Messrs. McLain and Kambeitz was effective at the close of business on December 31, 2009. Messrs. McLain and Kambeitz were recommended to the Nominating Committee by Mr. DeLawder.
At the meeting of the Board of Directors of Park held on January 25, 2010, upon the unanimous recommendation of the Nominating Committee and as permitted by Section 2.02(A) of Park’s Regulations, the Board of Directors fixed the number of directors of Park at fourteen to reflect the number of individuals currently serving as directors of Park.
The Board of Directors proposes that each of the five nominees identified below be re-elected for a new term of three years. Each nominee was recommended by the Nominating Committee for re-election. Each individual elected as a director at the Annual Meeting will hold office for a term to expire at the Annual Meeting of Shareholders to be held in 2013 and until his or her successor is duly elected and qualified, or until his or her earlier resignation, removal from office or death. While it is contemplated that all nominees will stand for re-election at the Annual Meeting, if a nominee who would otherwise receive the required number of votes becomes unable or unwilling to serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors following recommendation by the Nominating Committee. The Board of Directors knows of no reason why any of the nominees named below would be unable or unwilling to serve if elected to the Board.
The following information, as of the date of this proxy statement, concerning the age, principal occupation, other affiliations and business experience of each nominee for re-election as a director of Park has been furnished to Park by each director. In addition, the following information provides the evaluation of the Nominating Committee and the Board of Directors regarding the key attributes, skills and qualifications presented by each director nominee.

NOMINEES FOR ELECTION AS DIRECTORS
(Term Expiring in 2013)
Maureen Buchwald, Age 78
Ms. Buchwald has served as a director of Park since 1997 and as a member of the Board of Directors of the First-Knox National Division since 1988. Ms. Buchwald serves as a member of the Audit Committee of Park’s Board of Directors. Ms. Buchwald has been the owner and operator of Glen Hill Orchards, Ltd., Mount Vernon, Ohio, commercial fruit growers, since 1976. Ms. Buchwald served as Vice President of Administration and Secretary of the Board of Directors of Ariel Corporation, a company manufacturing reciprocating compressors, for more than 20 years prior to her retirement in 1997. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Ms. Buchwald has developed through establishing and running multiple businesses allow her to provide accounting, financial and administrative expertise to the Board of Directors and has recommended her nomination for re-election.
Timothy S. McLain, Age 48
Mr. McLain has served as a director of Park since the close of business on December 31, 2009 and as a member of the Board of Directors of the Century National Division since April 2007. Mr. McLain serves as a member of the Audit Committee of Park’s Board of Directors. Mr. McLain has served as Vice President of McLain, Hill, Rugg & Associates, Inc., a firm which provides tax and accounting services, since 1991 and has been associated with that firm since 1979. Mr. McLain has been a Certified Public Accountant since 1985. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. McLain has developed through more than 25 years as a Certified Public Accountant in public practice allow him to provide tax, accounting and financial expertise to the Board of Directors and has recommended his nomination for re-election.
Rick R. Taylor, Age 62
Mr. Taylor has served as a director of Park since 1998 and as a member of the Board of Directors of the Richland Trust Division since 1995. Mr. Taylor serves as a member of the Investment Committee of Park’s Board of Directors. Mr. Taylor has served as President of Jay Industries, Inc., Mansfield, Ohio, a plastic and metal parts manufacturer, since 1989. Mr. Taylor has also served as a director of The Gorman-Rupp Company, a manufacturer of pumps and related equipment, since 2003. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. Taylor has developed through more than 40 years in the manufacturing business allow him to provide a valuable customer perspective and highly developed business acumen and leadership skills to the Board of Directors and has recommended his nomination for re-election.
Sarah Reese Wallace, Age 55
Ms. Wallace has served as a director of Park since April 20, 2009 and as a member of the Board of Directors of Park National Bank since October 2008. Ms. Wallace does not currently serve on any committees of Park’s Board of Directors. Ms. Wallace has served as Chairman of the Board since 1999 and as a director since 1982, of First Federal Savings and Loan Association, Newark, Ohio, a savings association. She served as President of First Federal Savings and Loan Association from 1982 to 1999. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Ms. Wallace has developed through more than 30 years of service in the banking industry allow her to provide technical knowledge in all operational areas of banking (including compliance, audit, marketing, retail banking and mortgage lending) and financial leadership to the Board of Directors and has recommended her nomination for re-election.

Leon Zazworsky, Age 61
Mr. Zazworsky has served as a director of Park since 2003 and as a member of the Board of Directors of Park National Bank since 1991. Mr. Zazworsky serves as a member of each of the Audit Committee, the Compensation Committee, the Executive Committee, the Nominating Committee and the Risk Committee (Chair) of Park’s Board of Directors. Mr. Zazworsky has served as President of Mid State Systems, Inc., Hebron, Ohio, a transportation and distribution company, since 1979. Mr. Zazworsky has served as President of Mid State Warehouses, Inc., Newark, Ohio, a warehousing and distribution company, since 1989. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. Zazworsky has developed through nearly 40 years of successful private business ownership — managing people, budgets and finances through varying economic conditions — allow him to provide leadership experience and business expertise to the Board of Directors and has recommended his nomination for re-election.
The following information, as of the date of this proxy statement, concerning the age, principal occupation, other affiliations and business experience of each of the continuing directors of Park has been furnished to Park by each director. In addition, the following information provides the evaluation of the Nominating Committee and the Board of Directors regarding the key attributes, skills and qualifications possessed by each continuing director.
DIRECTORS CONTINUING IN OFFICE
(Term to Expire at the 2011 Annual Meeting of Shareholders)
C. Daniel DeLawder, Age 60
Mr. DeLawder has served as a director of Park since 1994, a member of the Board of Directors of Park National Bank since 1992, a member of the Board of Directors of Vision Bank headquartered in Panama City, Florida since March 2007 and a member of the Board of Directors of the Vision Bank Division of Gulf Shores, Alabama since March 2007. Mr. DeLawder serves as a member of each of the Executive Committee (Vice Chair) and the Investment Committee (Chair) of Park’s Board of Directors. Mr. DeLawder has served as Chairman of the Board since January 2005 and Chief Executive Officer since January 1999, and served as President from 1994 to December 2004, of Park. Mr. DeLawder has served as Chairman of the Board since January 2005 and Chief Executive Officer since January 1999, and served as President from 1993 to December 2004 and Executive Vice President from 1992 to 1993, of Park National Bank. Mr. DeLawder served as a member of the Board of Directors from 1985 to March 2006, Chairman of the Board of Directors from 1989 to 2003, and President from 1985 to 1992, of the Fairfield National Division. Mr. DeLawder served as a member of the Board of Directors of the Richland Trust Division from 1997 to January 2006. Mr. DeLawder served as a member of the Board of Directors of the Second National Division from 2000 to March 2006. Mr. DeLawder has served as a director of the Federal Reserve Bank of Cleveland since January 2007. Mr. DeLawder also served as a member of the Board of Trustees of Ohio University, Athens, Ohio, from 2000 to 2009, and for the last two of those years, as Chairman of the Board of Trustees. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. DeLawder has developed through more than a decade as the Chief Executive Officer of Park and more than 38 years of service with Park in some capacity allow him to provide banking and general financial expertise and comprehensive knowledge regarding Park to the Board of Directors and he should continue to serve as a Park director.

Harry O. Egger, Age 70
Mr. Egger has served as a director of Park since 2001 and as a member of the Board of Directors of the Security National Division since 1977. Mr. Egger serves as a member of each of the Executive Committee and the Investment Committee of Park’s Board of Directors. Mr. Egger has served as Vice Chairman of the Board of Park since March 2001. Mr. Egger has served as Chairman of the Board of Directors since 1977, and served as Chief Executive Officer from 1997 to March 2003 and President from 1981 to 1997, of the Security National Division. Mr. Egger served as Chairman of the Board, President and Chief Executive Officer of Security Banc Corporation, an Ohio bank holding company (“Security”), from 1997 to March 2001. In connection with the merger of Security into Park effective March 31, 2001, Mr. Egger became Vice Chairman of the Board and a director of Park as contemplated under the Agreement and Plan of Merger, dated as of November 20, 2000, between Security and Park. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. Egger has developed through more than 16 years of leading a high performing bank allow him to provide a valued perspective on macro and micro issues alike to the Board of Directors and he should continue to serve as a Park director.
F. William Englefield IV, Age 55
Mr. Englefield has served as a director of Park since 2001 and as a member of the Board of Directors of Park National Bank since 1993. Mr. Englefield serves as a member of each of the Compensation Committee (Chair), the Executive Committee, the Nominating Committee and the Risk Committee of Park’s Board of Directors. Mr. Englefield has served as President of Englefield, Inc., a company engaged in the sale of petroleum products (at retail and wholesale) and convenience stores and restaurants, since 1989. A son of Mr. Englefield is married to a daughter of John W. Kozak, Chief Financial Officer of Park. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. Englefield has developed through more than 20 years of leading a growing privately-held business, with responsibility for all segments of company operations and financial areas, allow him to provide an important retail perspective and structured operational experience to the Board of Directors and he should continue to serve as a Park director.
Stephen J. Kambeitz, Age 51
Mr. Kambeitz has served as a director of Park since the close of business on December 31, 2009 and as a member of the Board of Directors of Park National Bank since that time as well. Mr. Kambeitz serves as a member of the Audit Committee (Chair) of Park’s Board of Directors. Mr. Kambeitz has served as President since 2008, and Chief Financial Officer since 2001, of R.C. Olmstead, Inc., Dublin, Ohio, a company which provides data processing and services for the financial services industry. Mr. Kambeitz served as Chief Financial Officer from 1999 to 2001 of Lighthouse Financial Services, Inc., a diversified financial services holding company. Previously, Mr. Kambeitz served as Senior Vice-President of Consumer Lending of Fifth Third Bank, Columbus, Ohio, from 1998 to 1999 and as Chief Financial Officer of State Savings Company, Columbus, Ohio, a savings and loan holding company, from 1985 to 1998 and Executive Vice President, Office of the President, of State Savings Bank, the primary savings association subsidiary of State Savings Company, from 1997 to 1998. Mr. Kambeitz also served as Controller of Calibre Corporation, Columbus, Ohio, a fast food franchisee, from 1983 to 1985, and as an accountant with Worthington Industries, Inc., Columbus, Ohio, a diversified metal processing company, from 1981 to 1983. Mr. Kambeitz began his career in the Columbus, Ohio office of Peat, Marwick, Mitchell & Company, a predecessor to KPMG. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. Kambeitz has developed through more than 25 years of working in the financial services industry, including working through the savings and loan challenges in the 1980s, allow him to provide a valuable perspective on operating a financial services institution to the Board of Directors and he should continue to serve as a Park director.

John J. O’Neill, Age 89
Mr. O’Neill has served as a director of Park since 1987 and as a member of the Board of Directors of Park National Bank since 1964. Mr. O’Neill serves as a member of each of the Compensation Committee, the Executive Committee, the Investment Committee and the Nominating Committee (Chair) of Park’s Board of Directors. Mr. O’Neill has served as Chairman/Director of Southgate Corporation, Newark, Ohio, a real estate development and management company, for more than 60 years. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. O’Neill has developed through more than 60 years of operating a successful real estate development company allow him to provide development, negotiating and underwriting expertise to the Board of Directors and he should continue to serve as a Park director.
DIRECTORS CONTINUING IN OFFICE
(Term to Expire at the 2012 Annual Meeting of Shareholders)
James J. Cullers, Age 79
Mr. Cullers has served as a director of Park since 1997 and as a member of the Board of Directors of the First-Knox National Division since 1977. Mr. Cullers serves as a member of the Risk Committee of Park’s Board of Directors. Mr. Cullers is an Attorney-at-Law and has been Principal of James J. Cullers, Mediation and Arbitration Services, a firm providing mediator and arbitrator services, since January 2005. Mr. Cullers served as Of Counsel from 2001 to January 2005 and prior thereto as Senior Partner, of Zelkowitz, Barry & Cullers, Attorneys-at-Law, Mount Vernon, Ohio. Mr. Cullers also served for 17 years on the Board of Ohio Bar Title Insurance Company. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. Cullers has developed through more than 45 years of providing legal services for businesses and banks allow him to provide practical legal expertise to the Board of Directors and he should continue to serve as a Park director.
William T. McConnell, Age 76
Mr. McConnell has served as a director of Park since 1986 and as a member of the Board of Directors of Park National Bank since 1977. Mr. McConnell serves as Chairman of the Executive Committee of Park’s Board of Directors. Mr. McConnell has served as Chairman of the Executive Committee since 1996, and served as Chairman of the Board from 1994 to December 2004, Chief Executive Officer from 1986 to 1999 and President from 1986 to 1994, of Park. Mr. McConnell has served as Chairman of the Executive Committee since 1996, and served as Chairman of the Board from 1993 to December 2004, Chief Executive Officer from 1983 to 1999 and President from 1979 to 1993, of Park National Bank. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. McConnell has developed through more than 24 years of leading a high performance banking organization allow him to provide judgment, wisdom and perspective to the Board of Directors and he should continue to serve as a Park director.
William A. Phillips, Age 77
Mr. Phillips has served as a director of Park since 1990 and as a member of the Board of Directors of the Century National Division since 1971. Mr. Phillips does not currently serve on any committees of Park’s Board of Directors. Mr. Phillips has served as Chairman of the Board of Directors since 1986, and served as Chief Executive Officer from 1986 to 1998, of the Century National Division. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. Phillips has developed through more than 50 years in the banking industry allow him to provide practical advice on customer service and community support to the Board of Directors and he should continue to serve as a Park director.

David L. Trautman, Age 48
Mr. Trautman has served as a director of Park since 2005 and as a member of the Board of Directors of Park National Bank since 2002. Mr. Trautman has served as President since January 2005 and Secretary since July 2002 of Park. Mr. Trautman has served as President of Park National Bank since January 2005. Mr. Trautman served as Chairman of the Board from March 2001 to March 2006, a member of the Board of Directors from May 1997 to March 2006, and President and Chief Executive Officer from May 1997 to February 2002, of the First-Knox National Division. Mr. Trautman served as Executive Vice President from February 2002 to December 2004 and Vice President from July 1993 to June 1997 of Park National Bank. Mr. Trautman served as a member of the Board of Directors of United Bank Division from 2000 to March 2006. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. Trautman has developed through more than 25 years of experience in banking allow him to provide technical banking knowledge, community perspective and financial leadership to the Board of Directors and he should continue to serve as a Park director.
Recommendation and Vote
Under Ohio law and Park’s Regulations, the five nominees for election as a director receiving the greatest number of votes “FOR” election will be elected as directors of Park for a term of three years expiring at the 2013 Annual Meeting of Shareholders. Except in the case of broker non-votes, common shares represented by properly executed and returned proxy cards, or properly authenticated telephone votes that are submitted prior to the deadline for doing so, will be voted “FOR” the election of the Board of Directors’ nominees named above unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or, by writing the name of one or more nominees on the line provided on the proxy card, withhold the authority to vote for one or more nominees. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for purposes of establishing a quorum for the Annual Meeting but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the proxy card.
Your Board of Directors unanimously recommends a vote “FOR” the re-election of all of the nominees named above.

BENEFICIAL OWNERSHIP OF PARK COMMON SHARES
The following table furnishes information regarding the beneficial ownership of Park common shares, as of February 26, 2010, for each of Park’s current directors, each of the nominees for re-election as a Park director, each of the individuals named in the Summary Compensation Table for 2009 on page 46, all current directors and executive officers as a group and each person known by Park to beneficially own more than 5% of Park’s outstanding common shares:

	Amount and Nature of Beneficial Ownership (1)

			Common Shares
			Which Can Be
			Acquired Upon
			Exercise of
			Currently
			Exercisable Options
			or Options First
Name of Beneficial			Becoming
Owner or Number	Common Shares		Exercisable		Percent of
of Persons in Group (1)	Presently Held		Within 60 Days	Total	Class (2)

Trust departments of bank subsidiaries of Park c/o The Park National Bank, Trust Department 50 North Third Street Newark, OH 43055 (3)	1,933,712	(3)	0	1,933,712	12.99%

Maureen Buchwald	7,864	(5)	0	7,864		(4)
James J. Cullers	8,715	(6)	0	8,715		(4)
C. Daniel DeLawder (7)	118,690	(8)	900	119,590		(4)
Harry O. Egger	41,041	(9)	0	41,041		(4)
F. William Englefield IV	3,484	(10)	0	3,484		(4)
Stephen J. Kambeitz	368		0	368		(4)
William T. McConnell	123,357	(11)	0	123,357		(4)
Timothy S. McLain	1,811	(12)	0	1,811		(4)
John J. O’Neill	23,858	(13)	0	23,858		(4)
William A. Phillips	12,128	(14)	0	12,128		(4)
Rick R. Taylor	3,919	(15)	0	3,919		(4)
David L. Trautman (7)	49,281	(16)	900	50,181		(4)
Sarah Reese Wallace	2,794	(17)	0	2,794		(4)
Leon Zazworsky	33,074		0	33,074		(4)
John W. Kozak (7)	29,219	(18)	900	30,119		(4)

All current executive officers and directors as a group (15 persons)	459,603	(19)	2,700	462,303	3.11%

(1)	Unless otherwise indicated in the footnotes to this table, each beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table for such beneficial owner. All fractional common shares have been rounded to the nearest whole common share. The mailing address of each of the current executive officers and directors of Park is 50 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500.

(2)	The “Percent of Class” computation is based upon the sum of (i) 14,882,770 common shares outstanding on February 26, 2010 and (ii) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after February 26, 2010.

(3)	The trust departments of Park’s subsidiary banks (and their divisions), as the fiduciaries of various agency, trust and estate accounts, beneficially own an aggregate of 1,933,712 common shares. The trust department of Park National Bank (and its divisions) beneficially owns 1,929,747 common shares (12.97% of the outstanding common shares), with voting power but no investment power for all of the 1,929,747 common shares. The trust department of Vision Bank (and its divisions) beneficially owns 3,965 common shares (0.03% of the outstanding common shares), with voting but no investment power for all of the 3,965 common shares. The officers and directors of each subsidiary bank (and its divisions) and of Park disclaim beneficial ownership of the common shares beneficially owned by the trust department of each subsidiary bank (and its divisions). The number shown does not include 1,342,633 common shares held of record by the trust department of Park National Bank (and its divisions) as to which the trust department has no voting or investment power.

(4)	Represents beneficial ownership of less than 1% of the outstanding common shares.

(5)	The number shown includes 3,300 common shares held jointly by Ms. Buchwald and her husband as to which she shares voting and investment power.

(6)	The number shown includes: 925 common shares held by Mr. Cullers’ wife in an individual retirement account as to which she has sole voting and investment power and Mr. Cullers disclaims beneficial ownership; 4,000 common shares held in an individual retirement account for which the trust department of Park National Bank (First-Knox National Division) serves as trustee and has voting power and Mr. Cullers has investment power; 165 common shares held by Mr. Cullers as custodian for his grandchildren; and 136 common shares held by Mr. Cullers’ wife as custodian for their grandchildren as to which she has sole voting and investment power and Mr. Cullers disclaims beneficial ownership.

(7)	Individual named in Summary Compensation Table for 2009. Messrs. DeLawder and Trautman also serve as directors of Park.

(8)	The number shown includes: 50,148 common shares held by the wife of Mr. DeLawder as to which she has sole voting and investment power and Mr. DeLawder disclaims beneficial ownership; and 13,262 common shares held for the account of Mr. DeLawder in the Park KSOP. As of February 26, 2010, 48,240 common shares held by Mr. DeLawder and 38,165 common shares held by the wife of Mr. DeLawder had been pledged as security to a financial institution, which is not affiliated with Park, in connection with a personal loan.

(9)	The number shown includes: 17,502 common shares held by the wife of Mr. Egger as to which she has sole voting and investment power and Mr. Egger disclaims beneficial ownership; 5,714 common shares held for the account of Mr. Egger in the Park KSOP; 780 common shares held in an individual retirement account by Merrill Lynch as custodian for Mr. Egger; 769 common shares held in an individual retirement account by Merrill Lynch as custodian for the wife of Mr. Egger as to which Mr. Egger disclaims beneficial ownership; and 200 common shares held by Mr. Egger’s wife as custodian for their grandchildren as to which she has sole voting and investment power and Mr. Egger disclaims beneficial ownership.

(10)	The number shown includes: 1,621 common shares held in a managing agency account with the trust department of Park National Bank as to which the trust department of Park National Bank has voting power and Mr Englefield has investment power; 273 common shares held in an individual retirement account by Merrill Lynch as custodian for Mr. Englefield; and 1,590 common shares held in a cash management account by Merrill Lynch as custodian for Mr. Englefield.

(11)	The number shown includes: 16,978 common shares held in an inter vivos irrevocable trust established by Mr. McConnell as to which Park National Bank’s trust department serves as trustee and has voting power and Mr. McConnell has investment power; and 5,939 common shares held for the account of Mr. McConnell in the Park KSOP.

(12)	The number shown includes 1,640 common shares held jointly by Mr. McLain and his wife as to which he shares voting and investment power.

(13)	The number shown includes 23,858 common shares held in a grantor trust with the trust department of Park National Bank as to which the trust department serves as trustee and has voting power. Mr. O’Neill has investment power with respect to these 23,858 common shares. The number shown does not include 152,042 common shares held by O’Neill Investments LLC, an Ohio limited liability company as to which Mr. O’Neill is a non-managing member. Two adult sons of Mr. O’Neill are the managing members of O’Neill Investments LLC and share voting and investment power with respect to these 152,042 common shares. Mr. O’Neill disclaims beneficial ownership with respect to the 152,042 common shares held by O’Neill Investments LLC.

(14)	The number shown includes: 2,828 common shares held for the account of Mr. Phillips in the Park KSOP; 1,491 common shares held in an individual retirement account for which the trust department of Park National Bank (Century National Division) serves as trustee and has voting power and Mr. Phillips has investment power; and 3,858 common shares held by the wife of Mr. Phillips as to which she has sole voting and investment power and Mr. Phillips disclaims beneficial ownership.

(15)	The number shown includes 3,739 common shares held in a managing agency account with the trust department of Park National Bank (Richland Trust Division) as to which the trust department has voting power and Mr. Taylor has investment power.

(16)	The number shown includes: 13,230 common shares held by the wife of Mr. Trautman as to which she has sole voting and investment power and Mr. Trautman disclaims beneficial ownership; 822 common shares held in a rollover plan as to which the wife of Mr. Trautman has sole voting and investment power and Mr. Trautman disclaims beneficial ownership; and 7,364 common shares held for the account of Mr. Trautman in the Park KSOP. As of February 26, 2010, 27,865 common shares held by Mr. Trautman and 13,230 common shares held by the wife of Mr. Trautman had been pledged as security to a financial institution which is not affiliated with Park, in connection with a personal loan.

(17)	The number shown includes 2,349 common shares held in a grantor trust with the trust department of Park National Bank as to which the trust department has voting power and Ms. Wallace has investment power.

(18)	The number shown includes 4,933 common shares held for the account of Mr. Kozak in the Park KSOP. As of February 26, 2010, 24,145 common shares held by Mr. Kozak had been pledged as security to a financial institution which is not affiliated with Park, in connection with a personal line of credit.

(19)	See Notes (5), (6) and (8) through (18) above.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that Park’s directors and executive officers, and any persons beneficially holding more than 10 percent of Park’s outstanding common shares, file statements with the Securities and Exchange Commission (the “SEC”) reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Park is required to disclose in this proxy statement any late statements, if any statements are not filed within the time periods mandated by the SEC. Based solely upon Park’s review of (i) Section 16(a) statements filed on behalf of these persons for their transactions during Park’s 2009 fiscal year and (ii) written representations received from these persons that no other Section 16(a) statements were required to be filed by them for transactions during Park’s 2009 fiscal year, Park believes that all Section 16(a) filing requirements applicable to Park’s executive officers and directors, and persons holding more than 10 percent of Park’s outstanding common shares, were complied with.
CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
In accordance with the applicable sections of the NYSE Amex Company Guide (the “NYSE Amex Rules”) and applicable SEC rules, the Board of Directors has adopted the Code of Business Conduct and Ethics which applies to the directors, officers and employees of Park and our subsidiaries. The Code of Business Conduct and Ethics is intended to set forth Park’s expectations for the conduct of ethical business practices by the officers, directors, employees and agents of Park and our subsidiaries, to promote advance disclosure and review of potential conflicts of interest and similar matters, to protect and encourage the reporting of questionable behavior, to foster an atmosphere of self-awareness and prudent conduct and to discipline appropriately those who engage in improper conduct. The Code of Business Conduct and Ethics is posted on the “Governance Documents” section of the “Investor Relations” page of Park’s Internet Web site at www.parknationalcorp.com.
Park Improvement Line
Park has implemented a “whistleblower” hotline called the “Park Improvement Line.” Calls that relate to accounting, internal accounting controls or auditing matters or that relate to possible wrongdoing by employees of Park or one of our subsidiaries can be made anonymously through this hotline. The calls are received by an independent third-party service and the information received is forwarded directly to the Chair of the Audit Committee and the Head of Park’s Internal Audit Department. The Park Improvement Line number is (800) 418-6423, Ext. PRK (775).
Independence of Directors
Applicable NYSE Amex Rules require that a majority of the members of Park’s Board of Directors be independent directors. The definition of independence for purposes of the NYSE Amex Rules includes a series of objective tests, which Park has used in determining whether the members of the Park Board of Directors are independent. In addition, a member of Park’s Audit Committee will not be considered to be independent under the applicable NYSE Amex Rules if he or she (i) does not satisfy the independence standards in Rule 10A-3 under the Exchange Act or (ii) has participated in the preparation of the financial statements of Park or any of our current subsidiaries at any time during the past three years.
As required by the NYSE Amex Rules, the Board of Directors has affirmatively determined that each independent director has no relationship with Park or any of our subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making determinations as to the independence of Park’s directors consistent with the definition of “independent directors” in the applicable NYSE Amex Rules, the Board of Directors reviewed, considered and discussed:
•	the relationships (including employment, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships) of each individual who served as a director of Park during the 2009 fiscal year and of each individual who currently serves as a director of Park (and, in each case, the immediate family members of such individual) with Park and/or any of our subsidiaries (either directly or as a partner, manager, director, trustee, controlling shareholder, officer, employee or member of any organization that has or had any such relationship) since January 1, 2007;

•	the compensation and other payments (including payments made in the ordinary course of providing business services) each such individual (and the immediate family members of each such individual):
•	has received from or made to Park and/or any of our subsidiaries (either directly or as a partner, manager, director, trustee, controlling shareholder, officer, employee or member of an organization which has received compensation or payments from or made payments to Park and/or any of our subsidiaries) since January 1, 2007; and
•	presently expects to receive from or make to Park and/or any of our subsidiaries (either directly or as a partner, manager, director, trustee, controlling shareholder, officer, employee or member of an organization which expects to receive compensation or payments from or make payments to Park and/or any of our subsidiaries);
•	the relationship, if any, between each such individual (and the immediate family members of each such individual) and the independent registered public accounting firm which has served as the outside auditor for Park and/or any of our subsidiaries at any time since January 1, 2007;
•	whether any such individual (or any immediate family member of any such individual) is employed as an executive officer of another entity where at any time since January 1, 2007, any of Park’s executive officers served or presently serves on the compensation committee of such other entity; and
•	whether any individual who served as a director of Park during the 2009 fiscal year or any individual who currently serves as a director of Park has participated in the preparation of the financial statements of Park or any of our current subsidiaries at any time since January 1, 2007.
Based upon that review, consideration and discussion and the unanimous recommendation of the Nominating Committee, the Board of Directors has determined that at least a majority of its members qualify as independent directors. The Board of Directors has determined that each of Maureen Buchwald, James J. Cullers, F. William Englefield IV, Stephen J. Kambeitz, Timothy S. McLain, John J. O’Neill, Rick R. Taylor, Sarah Reese Wallace and Leon Zazworsky qualifies as an independent director because the director has no financial or personal ties, either directly or indirectly, with Park or our subsidiaries other than: (i) compensation received in the individual’s capacity as a director of Park and a director of Park National Bank (or a member of the board of directors of one of its divisions); (ii) non-preferential payments made or received in the ordinary course of providing business services (in the nature of payments of interest or proceeds relating to banking services or loans by one or more of Park National Bank and/or its divisions); (iii) ownership of common shares of Park; (iv) in the case of Ms. Buchwald, Ms. Wallace and Mr. Zazworsky, ownership of 10% Subordinated Notes due December 23, 2019 issued by Park to them or related trusts; (v) in the case of Mr. Cullers, fees for services rendered to one or more of our subsidiaries paid to the law firm with which he had been associated in an amount which represented less than $50,000 of such law firm’s consolidated gross revenues in each of the 2007, 2008 and 2009 fiscal years; (vi) in the case of Mr. O’Neill, compensation received by Mr. O’Neill’s son in his capacity as a director of Park National Bank; (vii) in the case of Mr. Englefield, the fact that a son of his is married to a daughter of John W. Kozak, Park’s Chief Financial Officer; and (viii) in the case of Ms. Wallace, the fact that her father J. Gilbert Reese served as a director of each of Park and Park National Bank until April 20, 2009 and was named Director Emeritus of Park National Bank, effective April 20, 2009. In making the determination that Mr. McLain qualifies as an independent director, the Board of Directors also reviewed, considered and discussed the fact that Mr. McLain’s firm has provided miscellaneous tax services to fiduciary customers of Park National Bank and its divisions in an amount not exceeding $50,000 in each of the 2008 and 2009 fiscal years and continues to do so and that such services are not provided directly or indirectly to or for the benefit of Park, Park National Bank or any division of Park National Bank.

In addition, during their tenure on the Board of Directors for portions of the 2009 fiscal year, upon the unanimous recommendation of the Nominating Committee, the Board of Directors determined that each of J. Gilbert Reese and Nicholas L. Berning qualified as independent because each former director had no financial or personal ties, either directly or indirectly, with Park or our subsidiaries other than: (i) compensation received in such individual’s capacity as a director of Park and a director of Park National Bank (or a member of the board of directors of one of its divisions); (ii) non-preferential payments made or received in the ordinary course of providing business services (in the nature of payments of interest or proceeds relating to banking services or loans by one or more of Park National Bank and/or its divisions); (iii) ownership of common shares of Park; (iv) in the case of Mr. Reese, fees for services rendered to one or more of our subsidiaries paid to the law firm with which he had been associated in an amount which represented less than $50,000 of such law firm’s consolidated gross revenues in each of the 2007, 2008 and 2009 fiscal years; and (e) in the case of Mr. Reese, compensation received by Mr. Reese’s daughter in her capacity as a director of Park National Bank.
C. Daniel DeLawder and David L. Trautman do not qualify as independent directors because they currently serve as executive officers of Park and Park National Bank. William T. McConnell does not qualify as an independent director because he is employed in a non-executive officer capacity by Park National Bank and was formerly an executive officer of Park and Park National Bank. William A. Phillips does not qualify as an independent director because he is employed in a non-executive officer capacity by the Century National Division and was formerly an executive officer of the Century National Division. Harry O. Egger does not qualify as an independent director because he is employed in a non-executive officer capacity by the Security National Division and was formerly an executive officer of Park and of the Security National Division.
Risk Management
Certain committees of Park’s Board of Directors administer various aspects of its risk oversight function. The Risk Committee assists the Board of Directors in overseeing Park’s enterprise-wide risks, including credit risk, market risk, liquidity risk, operational risk, legal risk and reputational risk. The Risk Committee’s role and its interaction with the full Board of Directors regarding the Risk Committee’s risk oversight responsibilities are more fully described under the heading “BOARD OF DIRECTORS STRUCTURE AND MEETINGS — Committees of the Board — Risk Committee” beginning on page 29. The Compensation Committee evaluates with Park’s senior risk officers all risks posed by Park’s compensation programs and makes all reasonable efforts required to limit any unnecessary risks these programs pose to Park and ensure that the programs do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of Park. The Compensation Committee’s role and its interaction with the full Board of Directors regarding compensation risk are more fully described under the heading “EXECUTIVE COMPENSATION — Compensation Committee Report” beginning on page 44. The Audit Committee discusses Park’s systems to monitor and manage business risk with management and Park’s Internal Audit Department. The Audit Committee’s role and its interaction with the full Board of Directors regarding the Audit Committee’s risk oversight responsibilities are more fully described under the heading “BOARD OF DIRECTORS STRUCTURE AND MEETINGS — Committees of the Board — Audit Committee” beginning on page 24.

Nominating Procedures
The Nominating Committee recommended the nominees identified in “PROPOSAL 1 — ELECTION OF DIRECTORS” for re-election as directors of Park at the Annual Meeting. As detailed in the Nominating Committee’s charter, the Nominating Committee has the responsibility to identify and recommend to the full Board of Directors individuals qualified to become directors of Park. Directors must be shareholders of Park.
The Nominating Committee takes into account many factors when considering candidates for the Board of Directors to ensure that the Board is comprised of directors with a variety of experiences and backgrounds, each of whom has high-level managerial experience and represents the interests of Park’s shareholders as a whole rather than those of special interest groups. The Nominating Committee may consider those factors it deems appropriate when evaluating candidates, including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size and scope to Park, experience as an executive of or adviser to a publicly-traded or private company, experience and skill relative to other Board members and any additional specialized knowledge or experience. Depending on the current needs of Park’s Board of Directors, certain factors may be weighed more or less heavily by the Nominating Committee. Diversity is considered by the Nominating Committee when considering nominees because the Board of Directors believes that Board membership should reflect the diversity of Park’s markets.
In considering candidates for the Board of Directors, the Nominating Committee evaluates the entirety of each candidate’s credentials. Other than the requirement that a candidate be a Park shareholder, there are no specific minimum qualifications that must be met by a Nominating Committee-recommended nominee. However, the Nominating Committee does believe that all members of the Board of Directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.
The Nominating Committee will consider candidates for the Board of Directors from any reasonable source, including shareholder recommendations. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used by the Nominating Committee or the full Board of Directors to date.
Shareholders may recommend director candidates for consideration by the Nominating Committee by writing to David L. Trautman, Park’s President and Secretary, at our executive offices located at 50 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500. The recommendation must give the candidate’s name, age, business address, residence address, principal occupation and number of Park common shares beneficially owned. The recommendation must also describe the qualifications, attributes, skills or other qualities of the recommended director candidate. A written statement from the candidate consenting to be named as a director candidate and, if nominated and elected, to serve as a director must accompany any such recommendation.

Any shareholder who wishes to nominate an individual for election as a director at an annual meeting of the shareholders of Park must comply with Park’s Regulations regarding shareholder nominations. Shareholder nominations must be made in writing and delivered or mailed to Park’s President not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors. However, if less than 21 days’ notice of the meeting is given to the shareholders, the nomination must be mailed or delivered to Park’s President not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed to the shareholders. Nominations for the 2010 Annual Meeting must be received by April 5, 2010. Each shareholder nomination must contain the following information to the extent known by the nominating shareholder:
•	the name and address of each proposed nominee;
•	the principal occupation of each proposed nominee;
•	the total number of Park common shares that will be voted for each proposed nominee;
•	the name and residence address of the nominating shareholder; and
•	the number of Park common shares beneficially owned by the nominating shareholder.
Nominations which do not comply with the above requirements and Park’s Regulations will be disregarded.
Communications with the Board of Directors
Although Park has not to date developed formal processes by which shareholders may communicate directly with directors, Park believes that the informal process, in which any communication sent to the Board of Directors, either generally or in care of the Chief Executive Officer, the President and Secretary or another officer of Park, is forwarded to all members of the Board of Directors or specified individual directors, if applicable, has served the needs of the Board of Directors and Park’s shareholders. There is no screening process in respect of shareholder communications. All shareholder communications received by an officer of Park for the attention of the Board of Directors or specified individual directors are forwarded to the appropriate members of the Board.
Park’s Board of Directors, or one of the Board committees, may consider the development of more specific procedures related to shareholder communications with the Board. Until other procedures are developed and posted on the “Governance Documents” section of the “Investor Relations” page of Park’s website at www.parknationalcorp.com, any communication to the Board of Directors or to individual directors may be sent to the Board or one or more individual directors, in care of David L. Trautman, Park’s President and Secretary, at our executive offices located at 50 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication,” as appropriate. All shareholder communications must identify the author as a shareholder of Park and clearly state whether the correspondence is directed to all members of the Board of Directors or to certain specified individual directors. All shareholder communications will be copied and circulated to the appropriate director or directors without any screening. Correspondence marked “personal and confidential” will be delivered to the intended recipient(s) without opening.

Transactions with Related Persons
Policies and Procedures with Respect to Related Person Transactions
On an annual basis, each director and each executive officer of Park must complete a Directors’ and Officers’ Questionnaire which requires disclosure of any transaction, arrangement or relationship with Park and/or any of our subsidiaries since the beginning of the last fiscal year in which the director or executive officer, or any member of his or her immediate family, has or had a direct or indirect material interest. In addition, officers of Park and our subsidiaries must provide personal financial information annually as well as periodic information regarding the incurrence of indebtedness over $10,000. Park’s Retail Loan Department also reviews information quarterly for any outstanding loans with Park and/or one of our subsidiaries in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. As a part of its review process, Park’s Retail Loan Department compares information on a quarterly basis to track originations of any new loans for a director or an executive officer, or any member of his or her immediate family, and reconciles all then current account information to ensure the data has been gathered and recorded accurately.
The Audit Committee of Park’s Board of Directors is responsible, under the terms of that Committee’s charter, for reviewing and overseeing procedures designed to identify related person transactions that are material to Park’s consolidated financial statements or otherwise require disclosure under applicable NYSE Amex Rules or applicable rules adopted by the SEC, including those transactions required to be disclosed under Item 404 of SEC Regulation S-K. All such transactions must be approved by the Audit Committee. Further, under the terms of Park’s Code of Business Conduct and Ethics, the Audit Committee is responsible for reviewing and overseeing all actions and transactions which involve the personal interest of a director or executive officer of Park and determining in advance whether any such action or transaction represents a potential conflict of interest. In addition, under the terms of Park’s Commercial Loan Policy, all loans made to directors of Park or one of our subsidiaries in excess of $500,000 must be approved by the full Board of Directors of Park or the applicable Park bank subsidiary. To the extent any transaction represents an ongoing business relationship with Park or any of our subsidiaries, such transaction must be reviewed annually and be on terms no more favorable than those which would be usual and customary in similar transactions between unrelated persons dealing at arms’ length.
Sale of Subordinated Notes
On December 23, 2009, Park entered into a Subordinated Note Purchase Agreement, dated December 23, 2009 (the “Note Purchase Agreement”), with 38 purchasers who qualified as “accredited investors” (each, a “Subordinated Note Purchaser”). Under the terms of the Note Purchase Agreement, the Subordinated Note Purchasers purchased from Park an aggregate principal amount of $35,250,000 of 10% Subordinated Notes due December 23, 2019 (each, a “Subordinated Note”). The Subordinated Notes are intended to qualify as Tier 2 Capital under applicable rules and regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Each Subordinated Note was purchased at a purchase price of 100% of the principal amount thereof.
The Subordinated Notes mature on December 23, 2019 and are not secured by any assets of Park or any other collateral. The Subordinated Notes may not be prepaid by Park prior to December 23, 2014. From and after December 23, 2014, Park may prepay all, or from time to time, any part of the Subordinated Notes at 100% of the principal amount (plus accrued interest) without penalty, subject to any requirement under the Federal Reserve Board regulations to obtain prior approval before making any prepayments.
The purchases of Subordinated Notes were reviewed in accordance with the policies described above under the heading “Policies and Procedures with Respect to Related Person Transactions”.
Interest on the Subordinated Notes is payable quarterly, at a fixed rate of 10% per annum.

Subordinated Notes were purchased by Maureen Buchwald, C. Daniel DeLawder and his spouse, Harry O. Egger, John J. O’Neill (through a related trust), William T. McConnell, David L. Trautman and Leon Zazworsky. In addition, Sarah Reese Wallace and related trusts purchased a total of eight Subordinated Notes. The following table sets forth certain information regarding the Subordinated Notes issued to Park directors and related trusts.

	Aggregate
	Principal
	Amount of	Amount
	Subordinated	Outstanding at	Interest Paid since
Name	Notes Purchased	March 5, 2010	December 23, 2009
Maureen Buchwald	$1,000,000	$1,000,000	$2,222
C. Daniel DeLawder and his spouse	$750,000	$750,000	$1,667
Harry O. Egger	$100,000	$100,000	$222
John J. O’Neill (through a related trust)	$2,000,000	$2,000,000	$4,444
William T. McConnell	$1,000,000	$1,000,000	$2,222
David L. Trautman	$200,000	$200,000	$444
Sarah Reese Wallace and related trusts	$7,000,000	$7,000,000	$15,556
Leon Zazworsky	$1,000,000	$1,000,000	$2,222
Banking Transactions
During Park’s 2009 fiscal year, executive officers and directors of Park, members of their immediate families and firms, corporations or other entities with which they are affiliated, were customers of and had banking transactions (including loans and loan commitments) with Park National Bank and/or one or more of its divisions in the ordinary course of their respective businesses and in compliance with applicable federal and state laws and regulations. It is expected that similar banking transactions will be entered into in the future. Loans to these persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with Park or one of our subsidiaries. These loans have been, and are presently, subject to no more than a normal risk of uncollectibility and present no other unfavorable features. At the close of business on December 31, 2009, the aggregate principal balance of loans to fourteen individuals then serving as directors and executive officers of Park (including for this purpose Nicholas L. Berning but excluding Stephen J. Kambeitz and Timothy S. McLain) and their respective associates as a group was approximately $49.0 million. As of the date of this proxy statement, each of the loans described in this paragraph was performing in accordance with its original terms. Each of the loans described in this paragraph was subject to our written policies, procedures and standard underwriting criteria applicable to loans generally as well as made in accordance with the requirements of Regulation O promulgated by Federal Reserve Board governing prior approval of the loan by the Board of Directors of the Park subsidiary bank (or division) making the loan.
BOARD OF DIRECTORS STRUCTURE AND MEETINGS
Meetings of the Board of Directors and Attendance at Annual Meetings of Shareholders
The Board of Directors held eight meetings during the 2009 fiscal year. Each incumbent director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by the Board committees on which he or she served, in each case during the period of his or her service. In accordance with applicable NYSE Amex Rules, the independent directors meet in executive session (without the presence of management and non-independent directors) immediately following each regular meeting of the Board of Directors and at such other times as the independent directors deem necessary.

Park encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the thirteen then incumbent directors attended Park’s last annual meeting of shareholders held on April 20, 2009.
Board Leadership
C. Daniel DeLawder serves both as Park’s Chairman of the Board and Chief Executive Officer. The independent members of Park’s Board of Directors have determined that the most effective Board leadership structure for Park at the present time is for its Chief Executive Officer to also serve as Chairman of the Board, a structure that has served Park well for many years. Park does not possess a lead independent director. The Board of Directors retains the authority to modify this structure to best address Park’s unique circumstances as and when it deems appropriate. The Board of Directors believes that its current leadership structure is efficient and effective for Park for the following reasons:
•	The Chief Executive Officer’s day-to-day management and operation of Park and execution of Park’s strategy provides the Chief Executive Officer with a comprehensive understanding of Park’s performance and strategic priorities, which is crucial for leading discussions by the Board of Directors and executing strategy.
•	The combined role of Chief Executive Officer and Chairman of the Board promotes strategy development and execution and facilitates the flow of information between management and the Board of Directors, which are essential to effective corporate governance.
•	Combining the Chief Executive Officer and Chairman of the Board positions fosters clear accountability, effective decision-making and alignment on corporate strategy.
•	Park’s existing corporate governance practices — which provide for strong independent leadership, independent discussion among directors and for independent evaluation of, and communication with, many members of senior management — achieve independent oversight or management accountability, which is the goal that many seek to achieve by separating the roles of Chairman of the Board and Chief Executive Officer.
Committees of the Board
During the 2009 fiscal year, the Board of Directors had six standing committees which held regularly scheduled meetings — the Audit Committee, the Compensation Committee, the Executive Committee, the Investment Committee, the Nominating Committee and the Risk Committee.
Audit Committee
The Board of Directors has an Audit Committee which was established in accordance with Section 3(a)(58)(A) of the Exchange Act and is currently comprised of Stephen J. Kambeitz (Chair), Maureen Buchwald, Timothy S. McLain and Leon Zazworsky. Ms. Buchwald and Mr. Zazworsky served as members of the Audit Committee during the entire 2009 fiscal year. Nicholas L. Berning also served as a member and Chair of the Audit Committee from January 1, 2009 until December 31, 2009. Each of Stephen J. Kambeitz and Timothy S. McLain was appointed to the Audit Committee effective as of the close of business on December 31, 2009, and Mr. Kambeitz was also appointed Chair of the Audit Committee at that time. Upon the recommendation of the Nominating Committee, the Board of Directors has determined that each current member of the Audit Committee qualifies as an independent director under the applicable NYSE Amex Rules and under SEC Rule 10A-3 and that Mr. Berning also qualified as an independent director during his period of service on the Audit Committee.

Upon the recommendation of the Nominating Committee, the Board of Directors has also determined that each of Ms. Buchwald, Mr. Kambeitz and Mr. McLain qualifies as an “audit committee financial expert” for purposes of Item 407(d)(5) of SEC Regulation S-K and satisfies the financial sophistication requirement of the NYSE Amex Rules. Ms. Buchwald served as Vice President of Administration and Secretary of the Board of Directors of Ariel Corporation for more than 20 years prior to her retirement in 1997. In her capacity as Vice President of Administration, Ms. Buchwald oversaw the accounting functions of Ariel Corporation. Mr. Kambeitz has served as President since 2008 and Chief Financial Officer since 2001 of R.C. Olmstead, Inc. and prior to thereto, served as Chief Financial Officer from 1999 to 2001 of Lighthouse Financial Services, Inc. Mr. Kambeitz’s past professional experience includes service in financial or accounting roles with Fifth Third Bank; State Savings Company, where he served as Chief Financial Officer; Calibre Corporation; Worthington Industries, Inc.; and Peat, Marwick, Mitchell and Company. Mr. McLain is a Certified Public Accountant who has been associated with the firm McLain, Hill, Rugg & Associates, Inc. since 1979, serving as Vice President since 1991. In addition to the qualification of each of Ms. Buchwald, Mr. Kambeitz and Mr. McLain as an “audit committee financial expert,” Park’s Board of Directors strongly believes that each of the members of the Audit Committee is highly qualified to discharge the member’s duties on behalf of Park and our subsidiaries and satisfies the financial literacy requirement of the NYSE Amex Rules.
The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors (the “Audit Committee Charter”). A copy of the Audit Committee Charter is posted on the “Governance Documents” section of the “Investor Relations” page of Park’s Internet Web site at www.parknationalcorp.com. At least annually, the Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter and recommends changes to the full Board of Directors as necessary.
The Audit Committee is responsible, among other things, for:
•	overseeing the accounting and financial reporting processes of Park and our subsidiaries;
•	overseeing the audits of the consolidated financial statements of Park;
•	appointing, compensating and overseeing the work of the independent registered public accounting firm engaged by Park for the purpose of preparing or issuing an audit report or performing related work for Park or any of our subsidiaries;
•	determining hiring policies for employees or former employees of Park’s independent registered public accounting firm;
•	appointing and determining the compensation for the Chief Auditor (the Head of the Internal Audit Department), reviewing and approving the Internal Audit Department budget, determining the compensation for all of the staff auditors, reviewing and approving the Internal Audit Procedures Manual and overseeing the work of the Internal Audit Department;
•	instituting procedures for the receipt, retention and treatment of complaints received by Park regarding accounting, internal accounting controls or auditing matters, which procedures are outlined in Park’s Code of Business Conduct and Ethics;
•	reviewing and approving transactions with Park and/or any of our subsidiaries in which a director or executive officer of Park, or any member of his or her immediate family, has a direct or indirect interest;
•	reviewing all significant regulatory examination findings requiring corrective action;

•	assisting the Board of Directors in the oversight of:
•	the integrity of Park’s consolidated financial statements and the effectiveness of Park’s internal control over financial reporting;
•	the performance of Park’s independent registered public accounting firm and Park’s Internal Audit Department;
•	the independent registered public accounting firm’s qualifications and independence; and
•	the legal compliance and ethics programs established by Park’s management and the full Board of Directors.
In addition, the Audit Committee reviews and pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm to Park or any of our subsidiaries and ensures that the independent registered public accounting firm is not engaged to perform the specific non-audit services prohibited by law, rule or regulation. The Audit Committee will also carry out any other responsibilities delegated to the Audit Committee by the full Board of Directors.
The Audit Committee met 10 times during the 2009 fiscal year. The Audit Committee’s report relating to the 2009 fiscal year begins at page 65.
Compensation Committee
The Board of Directors has a Compensation Committee which is currently comprised of F. William Englefield IV (Chair), John J. O’Neill and Leon Zazworsky. Messrs. Englefield, O’Neill and Zazworsky served as members of the Compensation Committee during the entire 2009 fiscal year. Mr. Englefield was appointed to serve as Chair of the Compensation Committee on January 26, 2009. Mr. J. Gilbert Reese served as Chair of the Compensation Committee from January 1 until January 26, 2009 and as a member of the Compensation Committee from January 1, 2009 to April 20, 2009. Upon the recommendation of the Nominating Committee, the Board of Directors has determined that each current member of the Compensation Committee qualifies as an independent director under the applicable NYSE Amex Rules and that Mr. Reese also so qualified during his period of service on the Compensation Committee. In addition, each current Compensation Committee member qualifies as an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and as a non-employee director for purposes of SEC Rule 16b-3, and Mr. Reese also so qualified during his period of service on the Compensation Committee.
The executive compensation standards under the ARRA and the Interim Final Rule require that, during the ARRA Covered Period, Park establish and maintain a compensation committee consisting solely of independent directors for the purpose of reviewing employee compensation plans. The Compensation Committee is a “compensation committee” for purposes of the ARRA and the Interim Final Rule. The ARRA and the Interim Final Rule require that the Compensation Committee meet at least every six months and take the following actions:
•	Discuss, evaluate and review all SEO Compensation Plans (as defined in the Interim Final Rule) with Park’s senior risk officer to ensure that the SEO Compensation Plans do not include incentives for our Senior Executive Officers (as defined in the Interim Final Rule) to take unnecessary and excessive risks that could threaten Park’s value.

•	Discuss, evaluate and review all Employee Compensation Plans (as defined in the Interim Final Rule) with Park’s senior risk officer in light of the risks (including the short-term and long-term risks) posed to Park by such Employee Compensation Plans and how to limit such risks.
•	Discuss, evaluate and review all Employee Compensation Plans and identify and eliminate features in the Employee Compensation Plans that could encourage the manipulation of reported earnings to enhance the compensation of any employee.
The Compensation Committee is required to both disclose the results, and certify completion, of the reviews described above in the Compensation Committee Report. The disclosure and certifications in the form required by the Interim Final Rule issued by the U.S. Treasury are included in the section captioned “EXECUTIVE COMPENSATION — Compensation Committee Report”.
The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors (the “Compensation Committee Charter”). A copy of the Compensation Committee Charter is posted on the “Governance Documents” section of the “Investor Relations” page of Park’s Internet Web site at www.parknationalcorp.com. The Compensation Committee periodically reviews and reassesses the adequacy of the Compensation Committee Charter and recommends changes to the full Board of Directors as necessary.
The Compensation Committee’s primary responsibilities include:
•	reviewing with Park’s management and approving the general compensation policy for the executive officers of Park and those other employees of Park and our subsidiaries which the full Board of Directors directs;
•	evaluating the performance of Park’s executive officers in light of goals and objectives approved by the Compensation Committee and determining those executive officers’ compensation based on that evaluation;
•	administering Park’s equity-based plans and any other plans requiring Compensation Committee administration and approving awards as required to comply with applicable laws, rules and regulations;
•	overseeing the preparation of the compensation discussion and analysis and recommending to the full Board of Directors the inclusion of such compensation discussion and analysis in the annual proxy statement of Park in accordance with applicable NYSE Amex Rules and applicable SEC rules;
•	recommending to the Board of Directors the compensation for directors; and
•	reviewing and making recommendations to the full Board of Directors with respect to incentive compensation plans and equity-based plans in accordance with applicable laws, rules and regulations.
The Compensation Committee reviews Park’s organizational structure and succession plans for Park’s executive officers with the full Board of Directors as needed. The Compensation Committee also carries out any other responsibilities delegated to the Compensation Committee by the full Board of Directors.

The Compensation Committee has the authority to retain one or more compensation consultants to assist in the evaluation of director and executive officer compensation. The Compensation Committee has sole authority to retain and terminate any such compensation consultants, including sole authority to approve the consultants’ fees and other retention terms.
In 2008 and 2009, the Compensation Committee retained Towers Perrin to review Park’s compensation program. Please see the discussion under the heading “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Compensation-Setting Process — Role of Compensation Consultant” beginning on page 33 for a detailed explanation of the services rendered by Towers Perrin.
The Compensation Committee met six times during the 2009 fiscal year. The compensation discussion and analysis regarding executive compensation for the 2009 fiscal year begins at page 31 and the Compensation Committee Report for the 2009 fiscal year begins on page 44.
Executive Committee
The Board of Directors has an Executive Committee which is currently comprised of William T. McConnell (Chair), C. Daniel DeLawder (Vice Chair), Harry O. Egger, F. William Englefield IV, John J. O’Neill and Leon Zazworsky. Each current member of the Executive Committee also served during the entire 2009 fiscal year. J. Gilbert Reese also served as a member of the Executive Committee from January 1, 2009 to April 20, 2009. David L. Trautman serves as a non-member Secretary to the Executive Committee. The Executive Committee may exercise, to the fullest extent permitted by law and not delegated to another committee of the Board of Directors, all of the powers and authority granted to the Board. The Executive Committee assists the Board of Directors in overseeing the staff employees who perform independent loan review functions at the subsidiaries of Park and determines the compensation of these staff employees. The Executive Committee met 17 times during the 2009 fiscal year.
Investment Committee
The Board of Directors has an Investment Committee which is currently comprised of C. Daniel DeLawder (Chair), Harry O. Egger, William T. McConnell, John J. O’Neill, Rick R. Taylor and David L. Trautman. Each current member of the Investment Committee also served during the entire 2009 fiscal year. The Investment Committee reviews the activity in the investment portfolio of Park and our subsidiary banks, monitors compliance with Park’s investment policy and assists management with the development of investment strategies. The Investment Committee met four times during the 2009 fiscal year.
Nominating Committee
The Board of Directors has a Nominating Committee which is currently comprised of John J. O’Neill (Chair), F. William Englefield IV and Leon Zazworsky. Each current member of the Nominating Committee also served during the entire 2009 fiscal year. J. Gilbert Reese also served as a member of the Nominating Committee from January 1, 2009 to April 20, 2009. The Board of Directors has determined that each current member of the Nominating Committee qualifies as an independent director under the applicable NYSE Amex Rules and that Mr. Reese also so qualified during his period of service on the Nominating Committee.

The Nominating Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors (the “Nominating Committee Charter”). A copy of the Nominating Committee Charter is posted on the “Governance Documents” section of the “Investor Relations” page of Park’s Internet Web site at www.parknationalcorp.com. The Nominating Committee periodically reviews and reassesses the adequacy of the Nominating Committee Charter and recommends changes to the full Board of Directors as necessary.
The primary purpose of the Nominating Committee is to identify qualified candidates for election, nomination or appointment to the Board of Directors and to recommend to the full Board a slate of director nominees for each annual meeting of the shareholders of Park or as vacancies occur between annual meetings of the shareholders. In addition, the Nominating Committee provides oversight on matters surrounding the composition and operation of the Board of Directors, including the evaluation of Board performance and processes, and makes recommendations to the full Board in the areas of Board committee selection, including Board committee chairpersons and committee rotation practices. The Nominating Committee also carries out any other responsibilities delegated to the Nominating Committee by the full Board of Directors.
The Nominating Committee met four times during the 2009 fiscal year.
Risk Committee
The Board of Directors has a Risk Committee which is currently comprised of Leon Zazworsky (Chair), James J. Cullers and F. William Englefield IV. Each current member of the Risk Committee also served during the entire 2009 fiscal year. The Risk Committee assists the Board of Directors in overseeing Park’s enterprise-wide risks, including credit risk, market risk, liquidity risk, operational risk, legal risk and reputational risk. Towards this end, the Risk Committee monitors the level and trend of key risks, management’s compliance with risk tolerances established by the Board of Directors and the Park National Corporation Enterprise Risk Management Policy. The Risk Committee also oversees and reviews the effectiveness of Park’s system for monitoring compliance with laws and regulations, reviews the status of material pending litigation, monitors whether material new initiatives have been appropriately analyzed and approved and reviews all regulatory information directed to the Board of Directors’ attention and the adequacy of management’s response. The Risk Committee met six times during the 2009 fiscal year.
The Risk Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors (the “Risk Committee Charter”). A copy of the Risk Committee Charter is posted on the “Governance Documents” section of the “Investor Relations” page of Park’s Internet Web site at www.parknationalcorp.com. At least annually, the Risk Committee reviews and reassesses the adequacy of the Risk Committee Charter and recommends changes to the full Board of Directors as necessary.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee of Park’s Board of Directors is currently comprised of F. William Englefield IV (Chair), John J. O’Neill and Leon Zazworsky. Messrs. Englefield, O’Neill and Zazworsky served as members of the Compensation Committee during the entire 2009 fiscal year. Mr. J. Gilbert Reese served as a member of the Compensation Committee from January 1, 2009 to April 20, 2009. All of the current members of the Compensation Committee are independent directors as was Mr. Reese during his period of service, and none of them is a present or past employee or officer of Park or any of our subsidiaries. During the 2009 fiscal year, none of Park’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on Park’s Board of Directors or Compensation Committee.

Each of Messrs. Englefield, O’Neill, Reese and Zazworsky as well as members of their immediate families and firms, corporations or other entities with which they are affiliated were customers of and had banking transactions (including loans and loan commitments) with Park National Bank and its divisions, in the ordinary course of their respective businesses and in compliance with applicable federal and state laws and regulations. The loans to these persons were made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with Park or one of our subsidiaries. In addition, the loans to these persons have been, and are presently, subject to no more than a normal risk of uncollectibility and present no other unfavorable features.
On December 23, 2009, under the terms of the Note Purchase Agreement, John J. O’Neill (through a related trust) purchased a Subordinated Note in the principal amount of $2,000,000 and Leon Zazworsky purchased a Subordinated Note in the principal amount of $1,000,000. Each Subordinated Note was purchased at a purchase price of 100% of the principal amount thereof. The Subordinated Notes mature on December 23, 2019. Interest on the Subordinated Notes is payable quarterly, at a fixed rate of 10% per annum. During the 2009 fiscal year, Mr. O’Neill (through the related trust) was paid interest in the amount of $4,444 and Mr. Zazworsky was paid interest in the amount of $2,222.
EXECUTIVE OFFICERS
The following are the executive officers of Park, all of whom are elected annually and serve at the pleasure of the Board of Directors of Park. This table lists each executive officer’s age as of the date of this proxy statement as well as the positions presently held by each executive officer with Park and our principal subsidiaries and his individual business experience.

		Positions Held with Park and Our
Name	Age	Principal Subsidiaries and Principal Occupation

C. Daniel DeLawder	60
Chairman of the Board since January 2005, Chief Executive Officer since January 1999, a Member of the Board of Directors since April 1994 and President from 1994 to December 2004, of Park; Chairman of the Board since January 2005, Chief Executive Officer since January 1999, President from 1993 to December 2004, Executive Vice President from 1992 to 1993, and a Member of the Board of Directors since 1992, of Park National Bank; a Member of the Board of Directors of Vision Bank headquartered in Panama City, Florida since March 2007 and a Member of the Board of Directors of the Vision Bank Division of Gulf Shores, Alabama since March 2007; a Member of the Board of Directors from 1985 to March 2006, Chairman of the Board of Directors from 1989 to 2003, and President from 1985 to 1992, of the Fairfield National Division; a Member of the Board of Directors of the Richland Trust Division from 1997 to January 2006; a Member of the Board of Directors of the Second National Division from 2000 to March 2006

		Positions Held with Park and Our
Name	Age	Principal Subsidiaries and Principal Occupation

David L. Trautman	48
President since January 2005, Secretary since July 2002 and a Member of the Board of Directors since January 2005, of Park; President since January 2005 and a Member of the Board of Directors since 2002 of Park National Bank; Chairman of the Board from March 2001 to March 2006, a Member of the Board of Directors from May 1997 to March 2006, and President and Chief Executive Officer from May 1997 to February 2002, of the First-Knox National Division; Executive Vice President from February 2002 to December 2004 and Vice President from July 1993 to June 1997 of Park National Bank; a Member of the Board of Directors of the United Bank Division from 2000 to March 2006

John W. Kozak	54
Chief Financial Officer of Park since April 1998; Senior Vice President since January 1999, Chief Financial Officer since April 1998, a Member of the Board of Directors since December 2006, and Vice President from 1991 to 1998, of Park National Bank; Chief Financial Officer from 1980 to 1991, and a Member of the Board of Directors from 1988 to May 2006 of the Century National Division (1)

(1)	A daughter of Mr. Kozak is married to a son of F. William Englefield IV, a director of Park.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
Park’s success depends largely on the contributions of motivated, focused and energized people all working to achieve our strategic objectives. Park, with the guidance and approval of the Compensation Committee of the Board of Directors, has developed compensation programs for Park’s executive officers, including the Chief Executive Officer, the President and the Chief Financial Officer named in the Summary Compensation Table for 2009 (collectively, the “named executive officers” or “NEOs”), that are intended to provide a total compensation package that:
•	Attracts, rewards and retains the named executive officers as well as other high-quality employees.
•	Motivates such individuals to achieve Park’s annual, long-term and strategic goals.
•	Rewards individual effort and performance with the primary objective of improving return on shareholders’ equity.
•	Provides total compensation that is consistent with Park’s performance and is competitive with other bank holding companies similar in size to Park.
•	Encourages ownership of common shares by the named executive officers and other officers of Park and its subsidiaries to foster an ownership culture.

Park meets these objectives through current and long-term as well as cash and non-cash compensation elements. The elements of named executive officer compensation consist of base salary, annual incentive compensation (bonuses), stock options, benefits and perquisites. Each element of compensation meets one or more of the objectives described above.
In addition, Park’s executive compensation program in 2009 needed to comply with the limitations contained in Park’s Securities Purchase Agreement with the U.S. Treasury as well as those imposed by the ARRA and the Interim Final Rule, which affected Park’s executive compensation program by:
•	Limiting the tax deductibility of compensation paid to any of Park’s Senior Executive Officers in excess of $500,000 per year. In Park’s case, the tax deductibility of compensation has not influenced the design of its executive compensation program.
•	Prohibiting the payment or accrual of any bonus, retention award or incentive compensation to any of Park’s five most highly-compensated employees, except in limited circumstances.
•	Barring the payment of golden parachute payments to select highly-paid employees upon a departure from Park or due to a change in control of Park, except for services performed or benefits accrued. In Park’s case, golden parachute arrangements have not been part of the executive compensation program.
•	Requiring the recovery (“clawback”) of any bonus, retention award or incentive compensation paid to a select group of highly-paid employees if the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. In Park’s case, it can clawback SERP benefits and common shares received upon exercise of stock options. Park’s named executive officers are not eligible to receive bonuses or other forms of incentive compensation while Park participates in the Capital Purchase Program. As a result, there will be no such amounts to clawback.
•	Banning any compensation plan that would encourage the manipulation of Park’s reported earnings to enhance the compensation of any of the employees of Park or its subsidiaries. Park believes that its compensation plans do not encourage earnings manipulation.
•	Prohibiting SEO Compensation Plans that encourage Senior Executive Officers to take unnecessary and excessive risks that threaten the value of Park. Park believes that its compensation plans do not encourage undue risk-taking.
•	Eliminating any “tax gross-ups” to any Senior Executive Officer or a select group of highly-paid employees. In Park’s case, it has not provided income tax gross-ups.
•	Requiring the limitation of any compensation plan that unnecessarily exposes Park to risk. Park believes that its compensation plans do not unnecessarily expose Park to risk.
•	Requiring that Park disclose to the U.S. Treasury and our primary regulator the amount, nature and justification for offering to any of our five most highly-compensated employees any perquisites whose total value exceeds $25,000. The perquisites offered by Park to its five most highly-compensated employees have not triggered this disclosure obligation.

•	Requiring that we disclose to the U.S. Treasury and our primary regulator whether Park, the Park Board of Directors or the Compensation Committee engaged a compensation consultant and the services performed by that compensation consultant and any of its affiliates.
•	Requiring that we disclose to the U.S. Treasury the identity of a select group of highly-paid employees, identified by name and title and ranked in descending order of annual compensation.
•	Subjecting any bonus, retention award or other compensation paid before February 17, 2009 to a select group of highly-paid employees to retroactive review by the U.S. Treasury to determine whether any such payments were inconsistent with the purposes of TARP or otherwise contrary to the public interest.
The ARRA and the Interim Final Rule also required that the Park Board of Directors adopt a company-wide policy regarding “excessive or luxury expenditures,” which was adopted on September 4, 2009, and post this policy on Park’s website. Park must also permit in our proxy statements for annual meetings of shareholders a non-binding “say on pay” shareholder vote on executive compensation, as disclosed in each such proxy statement pursuant to the compensation disclosure rules of the SEC.
Park’s named executive officers and other employees who are subject to the executive compensation limitations of the ARRA have entered into letter agreements. These agreements amend the compensation and benefit plans in which these individuals participate to comply with the limitations imposed by the ARRA and the Interim Final Rule.
Compensation-Setting Process
Three parties play an important role in helping set the compensation for Park’s officers: (i) the Compensation Committee; (ii) senior management; and (iii) outside advisors. The sections that follow describe the role which each of these parties plays in the compensation-setting process.
Role of the Compensation Committee
Park’s executive compensation program is administered by the Compensation Committee. The Compensation Committee evaluates compensation and performance on an annual basis to ensure Park’s executive compensation program is equitably based depending on each individual’s level of responsibility. The Compensation Committee meets with the named executive officers to solicit and obtain recommendations with respect to Park’s compensation programs and practices. However, the Compensation Committee makes the final determinations with respect to all forms of compensation for officers and none of Park’s officers has a role in the final deliberations and decisions.
In carrying out its oversight responsibilities, the Compensation Committee is supported by independent executive compensation consultants and by management. In regards to the former, the Compensation Committee has the sole authority to retain and terminate any executive compensation consulting firm used to evaluate Park’s executive compensation.
Role of Compensation Consultant
Historically, the Compensation Committee had not engaged or relied upon compensation consultants. However, in 2008 and 2009, the Compensation Committee retained the services of Towers Perrin, an independent human resources consulting company with nationally-recognized experience and credentials. Towers Perrin’s role was to identify competitive pay levels [salaries, annual bonuses, total cash compensation (salary plus bonus), long-term incentives and total direct compensation (cash compensation and long-term incentives)], determine ways to improve Park’s compensation program and assist in developing design details. In 2008, Towers Perrin provided the Compensation Committee with a report on its findings, which the Compensation Committee accepted but has delayed in making changes to Park’s compensation program as a result of the limitations on executive compensation imposed by the ARRA and the Interim Final Rule.

Towers Perrin’s report provided the Compensation Committee with competitive market data from two main sources. Pay data were collected and analyzed from the proxy statements for a group of similarly-sized bank holding companies located in the Midwest. Towers Perrin selected peers on this basis which were then reviewed with management and the Compensation Committee. Total assets for these bank holding companies generally ranged from one-half to twice the size of Park’s total assets. Median total assets for the group approximated Park’s total assets in 2008. As a result, one would have expected Park’s pay to approximate the median of the group if Park’s pay opportunities and performance were comparable to those of these peers. The bank holding companies were located in Indiana, Michigan, Ohio, eastern Pennsylvania, and West Virginia, markets that are similar to those in which Park operates. The peer group of bank holding companies included the following:

Capitol Bancorp Ltd.	Fulton Financial Corporation
Chemical Financial Corporation	Harleysville National Corporation
Citizens Republic Bancorp, Inc.	Independent Bank Corporation
First Commonwealth Financial Corporation	Integra Bank Corporation
First Financial Bancorp.	Irwin Financial Corp.
1st Source Corporation	National Penn Bancshares, Inc.
First Merchants Corporation	Old National Bancorp
FirstMerit Corporation	Susquehanna Bancshares, Inc.
Flagstar Bancorp, Inc.	United Bankshares, Inc.
F.N.B. Corporation	WesBanco, Inc.
In addition to proxy statements of these peer bank holding companies, Towers Perrin reviewed data obtained from nationally-recognized pay surveys that included hundreds of bank holding companies with total assets comparable to the amount of Park’s total assets. These additional data helped confirm results found in the proxy statements of Park’s peer bank holding companies and represented the broader banking industry market within which Park competes for executives. Data from both sources were used to develop “competitive” base salaries, annual bonuses, total cash compensation (salary plus bonus), long-term incentives and total direct compensation (cash compensation plus long-term incentives) for the Chief Executive Officer and other officers.
Towers Perrin has not been engaged to provide any other services to Park or its management.
Role of Park’s Senior Management
Park’s management supports the Compensation Committee in the Committee’s assessment of executive compensation, implements decisions made by the Compensation Committee and ensures that Park’s compensation plans are administered in accordance with the provisions of the plans. Park’s management provides Towers Perrin with the information Towers Perrin needs to complete its work for the Compensation Committee. Park’s named executive officers and the Senior Vice President, Human Resources and Marketing participate in an advisory capacity in the Compensation Committee’s meetings and provide the Compensation Committee with data and analyses as requested. The Compensation Committee has authorized the Chief Executive Officer and the President to determine the compensation for the presidents of each subsidiary bank and its divisions as well as senior vice presidents of Park National Bank. In addition, the Chief Executive Officer and the President are authorized to approve the compensation for each other officer of each subsidiary bank and its divisions.

Elements of the Compensation Program
Park’s executive compensation program reflects its pay philosophy and objectives. Historically, Park’s compensation program has included the following key elements:

Element	Primary Purpose	Factors Increasing or Decreasing Rewards
Base Salary	Reward an individual’s skills, competencies, experience and performance	• Individual objectives • Executive duties • Leadership • Evaluation of Park’s performance
Annual Incentives	Motivate and reward achievement of annual financial objectives and individual goals	• Return on Equity of Park • Subsidiary bank or subsidiary bank division results • Individual performance
Stock Options	Motivate and reward for long-term stock price appreciation	• Stock price growth
Benefits and Perquisites	Provide for basic life and income security needs and recognize career contributions	• Service with Park
Park does not have a prescribed mix between short-term and long-term compensation or between cash and non-cash compensation. However, Park has, until recently, tried to provide a balanced mix of base salary and annual incentives when Park’s return on equity performance was competitive with the median results of the banking holding companies of similar asset size to Park. This approach offered reasonable balance in the reward program and appropriately emphasized performance that created value for shareholders. However, Park changed this approach in 2009 as a result of the ARRA’s preliminary guidelines regarding executive compensation and the prohibition on annual incentives and stock options. As a result, 100% of the named executive officers’ compensation in 2010 will be in the form of base salary. The following sections describe in more detail the elements of Park’s compensation program.
Base Salary
Overview. Base salary is the guaranteed part of an executive’s compensation. Park pays base salary to recognize the skills, competencies, experience and individual performance an executive brings to his or her position. As a result, changes in base salary result primarily from changes in the executive’s responsibilities and an assessment of his or her annual performance.
Process to Review Base Salaries. Base salaries are reviewed annually as part of Park’s performance review process and upon an executive’s promotion or change in duties. Generally, the Chief Executive Officer provides the Compensation Committee with an assessment of the President’s and the Chief Financial Officer’s performance as well as a summary of the Chief Executive Officer’s results for the year. On occasion, the Compensation Committee would also receive salary data for other executives in similar positions at bank holding companies similar in asset size to Park. In the fall of 2008, Towers Perrin provided the Compensation Committee such information for its consideration in making changes to the salaries of Park’s named executive officers. Based on this process — review of each named executive officer’s performance during the year, an assessment of his performance by the Chief Executive Officer and the Compensation Committee, review of competitive market data provided by Towers Perrin and consideration of the Chief Executive Officer’s recommendations — the Compensation Committee determines the appropriate adjustment, if any, to be made to each named executive officer’s base salary.

Factors Used to Adjust Base Salaries. The Compensation Committee considers a number of factors in determining base salary increases for Park’s named executive officers, including:
•	Performance of each individual during the prior year, which aligns changes in compensation to results.
•	Recent and projected financial results for Park, which emphasizes sound fiscal management.
•	Projected merit increases and pay changes of other executives of Park, which reinforces the team concept within Park’s management.
•	Base salaries for executives with similar duties and responsibilities at other bank holding companies of similar asset size, which ensures Park’s compensation is not too high or too low on a comparative basis.
•	The projected mix of cash compensation between base salary and annual incentives/bonuses which Park has normally targeted at 50% for each in order to balance fixed and short-term variable compensation.
While other factors may also be considered, the value of previously-granted stock options is not considered in determining changes in officers’ base salaries.
Base Salaries for 2009. The Compensation Committee and the Chief Executive Officer believed Park’s named executive officers performed well in 2008, especially in the face of the deteriorating economic environment during the last quarter of 2008. Nowhere was this more clearly demonstrated than in the financial performance of Park’s Ohio-based subsidiaries. Net income for Park’s Ohio-based subsidiaries improved by 14% from $83 million in 2007 to $95 million in 2008. The net loss at Vision Bank, however, increased significantly. As a result, the Chief Executive Officer recommended and the Compensation Committee approved no increase in the base salary of any of Park’s named executive officers for 2009.
Annual Incentives
Overview. Historically, officers of Park and its subsidiaries, including Park’s named executive officers, were eligible to earn annual incentives under Park’s annual incentive plan. Bonuses under the plan increased officers’ focus on specific short-term corporate financial goals. As a result, the annual incentive plan balanced the objectives of Park’s other compensation programs, which concentrated on individual performance (base salaries), long-term financial results and stock price growth (stock options). Finally, annual bonuses allowed Park to manage fixed compensation costs but still provide executives with competitive cash compensation in the form of base salaries and annual bonuses.
Historical Process for Determining Annual Incentive Awards. In the past, Park funded annual incentives based on Park’s annual return on equity (“ROE”, calculated as net income divided by average shareholders’ equity). Park believes tying annual bonuses to ROE makes sense for several important reasons. Annual ROE measures how efficiently Park utilizes the capital shareholders have invested in Park. It also assesses how much return Park’s management provides shareholders for that investment. Finally, there is a strong correlation between a company’s ROE and its stock price, aligning executives’ rewards with value created for shareholders.

Historically, Park’s ROE results, relative to a group of similarly-sized bank holding companies, funded the pool for annual incentives. This approach provided the most objective method for tying executives’ bonuses to performance. In other words, the Compensation Committee and management did not need to set goals that may be seen as arbitrary or not sufficiently demanding. The approach also reflected how investors look at Park’s results in making their investment decisions. It also measured how well Park is responding to the operating environment that is facing other bank holding companies similar in asset size to Park. Finally, it aligned the payouts associated with Park’s annual incentive plan and its performance. High bonuses were funded and paid for comparatively high levels of performance, with lower ones funded at lower results.
In determining Park’s results for annual incentives, Park previously used, and will continue to use, a performance peer group that includes all bank holding companies with assets between $3 billion and $10 billion. This group is broader than the group of bank holding companies used to evaluate compensation as it captures all of Park’s competitors for capital and investors. The range of assets also is reasonable relative to Park’s asset size as Park falls roughly in the middle of the range.
The historical formula used to fund the annual incentive pool was straightforward. Traditionally, Park has set aside 15% to 20% of earnings in excess of the earnings required to produce performance consistent with the peer group’s median ROE for the incentive pool. As a result, the greater the difference between Park’s ROE and the median ROE of the performance peer group, the larger the annual incentive pool. Park strengthens the compensation and performance linkages of its annual incentive plan by not funding any annual incentives if Park’s ROE falls below the median of the performance peer group.
Once funded, the annual incentive is distributed to participants. In the past, named executive officers received amounts generally reflective of market compensation for officers of similarly-sized bank holding companies with similar duties. For other officers, the pool was divided between Park’s Ohio-based banking divisions and other departments based on evaluations of the Chief Executive Officer and the President of the respective officers’ contributions to Park’s short-term and long-term performance. Included in this assessment are a number of factors: growth in assets, deposits and income; loan quality; ROA; and similar financial measures. An assessment of the officer’s individual performance determines his or her final annual incentive award.
Annual Bonuses for 2009. Park’s ROE performance for the twelve-month period ended September 30, 2009 was 11.67%. In comparison, the median ROE over the same period for the annual incentive plan peer group was 3.18%. If Park’s management had applied the same process as had been applied historically for determining the annual incentive pool, the pool for the twelve-month period ended September 30, 2009 would have exceeded $10 million. However, Park’s Chief Executive Officer recommended to the Compensation Committee that the annual incentive pool for the twelve-month period ended September 30, 2009 be capped at $6.0 million. The Compensation Committee accepted this recommendation as Park’s named executive officers were not eligible to receive annual incentive compensation for 2009 and Park is transitioning to a new methodology for the incentive compensation plan for 2010. Please see the explanation of the changes in the incentive compensation plan under the heading “Incentive Compensation Plan for 2010” below. The $6.0 million annual incentive pool for the twelve-month period ended September 30, 2009 compares to a pool of $9.4 million for the twelve-month period ended September 30, 2008, $9.0 million for the twelve-month period ended September 30, 2007, $9.8 million for the twelve-month period ended September 30, 2006 and $11.2 million for each of the twelve-month periods ended September 30, 2005 and September 30, 2004. These funds were distributed to Park’s officers based on the assessment conducted by the Chief Executive Officer and the President of the performance of the officers’ respective banking division or department and their individual performances. Because of the executive pay limits associated with the ARRA, Park’s named executive officers were not eligible to receive annual incentives for 2009 and did not participate in the plan.

Incentive Compensation Plan for 2010. The new methodology that Park will employ beginning in 2010 to determine incentive compensation for its officers will continue to strive to provide Park’s officers total compensation reflecting Park’s performance compared to its peers. The structure of the incentive compensation plan for 2010 also reflects Park’s desire to create a program that increases transparency and enables the participants in the program to clearly understand how their incentive compensation is determined. Officers will continue to receive a base salary consistent with their duties, responsibilities, performance and experience. Additionally, officers will be eligible to receive a fixed percentage of their salary as incentive compensation, with higher percentages available as officers assume more duties and responsibilities. Incentive compensation eligibility will be determined based on Park’s ROE compared to its performance peer group, with the goal being to ensure that officers’ total compensation is proportional to Park’s performance compared to its peers (e.g., if Park performs in the 85th percentile of the performance peer group, total compensation will also be approximate to the 85th percentile). Finally, Park’s officers will be eligible for incentive compensation only if Park’s net income, after accruing for incentive compensation, exceeds annual dividends declared and paid on common shares and Series A Preferred Shares by 10% or more.
Stock Options
Overview. Park’s 2005 Incentive Stock Option Plan (the “2005 Plan”) provides Park with the ability to award incentive stock options (“ISOs”) to key employees. The 2005 Plan does not authorize Park to award other forms of equity-based compensation (e.g., restricted stock, performance shares and nonqualified stock options).
ISOs — collectively and individually — support Park’s compensation objectives:
•	ISOs align executives’ interests with those of shareholders because ISOs only produce rewards to executives if the price of Park’s common shares increases after ISOs are granted.
•	In addition, ISOs help build ownership of common shares among Park’s executives, strengthening the alignment between their interests and shareholder interests.
•	ISOs also hold executives accountable for producing the long-term results that create value for shareholders.
•	Finally, ISOs help balance the short-term focus of Park’s annual cash incentive plan.
As a result, changes in the value of an executive’s ISOs are exclusively the result of changes in the price of Park’s common shares and the value of our shareholders’ investment. To strengthen this alignment, Park does not reprice ISOs.
Timing of ISO Awards. Park has not awarded ISOs to its named executive officers since 2005. Prior to 2005, ISOs were normally granted in May or June. Approval of those grants normally occurred at Compensation Committee meetings scheduled in advance. In addition, Park tried to make grants during periods when executives were able to trade in Park’s common shares. As such, Park has not attempted to time the grants of ISOs to the release of material non-public information. Moreover, Park does not plan to adopt such a practice if it grants ISOs in the future.
Terms of ISO Awards. When it awarded ISOs, Park did not take into consideration the competitive practices of other bank holding companies in establishing the value or number of ISOs granted to executives. Park also does not have a policy regarding the portion of an executive’s compensation to be delivered in ISOs or how it allocates pay between short-term and long-term compensation or between cash and stock compensation.

As Park awarded ISOs that were fully vested at the grant date, awards were limited to $100,000 in value in order to satisfy the conditions required to qualify the awards as ISOs. The named executive officers generally received ISO awards that approximated $100,000 at the time of grant. Grants to other key employees would vary based on each individual’s position in the Park organization, the asset size of their banking division or department, that banking division or department’s contributions to Park’s profitability and a subjective assessment of each key employee’s individual performance.
Historically, key employees, including the named executive officers, received grants with the following characteristics:
•	Grants were in the form of ISOs, which enable key employees to be taxed at capital gains rates (as opposed to personal income tax rates), provided they hold on to the acquired common shares for certain regulatorily-specified periods. The difference in tax treatment provides key employees a benefit that enhances the potential value of the award.
•	Exercise price of ISOs is equal to Park’s closing price as reported on the NYSE Amex on the grant date so that no one receives ISOs that are “in the money” at the time of grant.
•	Term of ISOs expires five years after the date of grant to reward for long-term stock price appreciation, which helps manage potential common share usage and dilution of shareholders’ interests. Moreover, the shorter term offsets Park’s potential lost tax deduction associated with granting ISOs.
•	ISOs are vested immediately at the time of grant, which Park also sees as reasonable because of the relatively short period of time executives have to exercise the ISOs and the five-year holding period applicable to the common shares acquired upon exercise of the ISOs.
ISO Awards for 2009. As mentioned, Park has not granted ISOs to the named executive officers since 2005. In 2007, Park granted ISOs covering an aggregate of 90,000 common shares to Park’s officers. Also, in 2007, Park’s Chief Executive Officer recommended against making awards to the named executive officers as a result of the poor performance of Vision Bank, to which the Compensation Committee agreed. In 2008 and 2009, no ISOs were granted to any of Park’s officers, including the named executive officers, due to the continued poor performance of Vision Bank. Additionally, the ARRA and the Interim Final Rule prohibit Park from granting ISOs to our named executive officers.
Benefits and Perquisites
Retirement Benefits. Park also maintains qualified and non-qualified retirement programs for its officers. These programs recognize contributions made by individuals over their respective careers and benefits are paid at retirement. As a result, they can serve as a powerful tool in retaining officers and other employees.

Park’s officers, including its named executive officers, participate in Park’s qualified Defined Benefit Pension Plan (the “Park Pension Plan”) and the Park KSOP on the same terms as all other employees. Under the Park Pension Plan, eligible employees earn a benefit based on their years of service and compensation. At retirement, the pension benefit can be taken in a lump-sum payment or in monthly annuity payments. The Park KSOP enables eligible employees to defer portions of their cash compensation (“elective deferral contributions”) and receive matching contributions from Park. Historically, the “company match” for all employees was 50% on the first 12% contributed by an employee as elective deferral contributions, up to annual limits imposed under the Internal Revenue Code and U.S. Treasury regulations. However, the “company match” for all officers, including the named executive officers, was suspended from July 24, 2009 through December 31, 2009. The “company match” in 2010 for all employees will be 25% of each employee’s elective deferral contributions, up to the annual limits imposed under the Internal Revenue Code and U.S. Treasury regulations. Elective deferral contributions are limited to 25% of total compensation, or $16,500, whichever is less. Employees who have reached the age of 50 may also make a catch-up contribution of $5,500 in 2010. “Catch-up” contributions are not eligible for a “company match.” All employee elective deferral contributions, “company match” contributions and “catch-up” contributions to the Park KSOP are used to purchase Park common shares. Participants in the Park KSOP have the opportunity to diversify their investments four times per year into other investments, including mutual funds and a “bank savings account” held at Park National Bank. Employee accounts under the Park KSOP are generally distributed after individuals cease employment, although employees can receive their benefits if they are employees and are at least 59 1/2 or have a financial hardship.
Park also has supplemental executive retirement plan (“SERP”) arrangements in place for its named executive officers and certain other executives. These plans are nonqualified programs that provide executives with retirement benefits in addition to those offered under the Park Pension Plan and the Park KSOP to other employees. Park believes these plans are important for its named executive officers and select executives because they:
•	Provide retirement benefits as a percent of compensation comparable to that of other employees who are not constrained by regulatory limits.
•	Replace lost retirement income due to regulatory limits.
•	Offer competitive benefits to newly-appointed senior executives.
•	Enhance the retention and recruitment of high-quality executives.
The named executive officers receive additional benefits under the SERP arrangements generally to the degree their projected benefits from the Park Pension Plan and Park’s contributions under the Park KSOP and Social Security benefits are less than 40% of their projected annual compensation (salary and bonus) at age 62.
Park or one of its subsidiaries purchased split dollar life insurance policies in order to fund the obligations under the SERP arrangements. Generally, these policies provide a benefit equal to the benefit a SERP participant would have been paid if the SERP participant had not died before age 84. Thus, the policies provide no additional benefit to the executives but help Park and its subsidiaries meet their commitments to them.
Executives with SERP arrangements forfeit their benefits if they terminate their employment with Park prior to age 62, strengthening the retention aspects of this program. However, an individual can receive a partial benefit if his or her termination is related to a substantial disability or a full benefit if there is a change in control of Park.
The SERP arrangements have demanding repayment and forfeiture provisions associated with them. Park can recoup SERP benefits that have already been paid if Park determines there was cause to terminate a SERP participant prior to the SERP participant receiving benefits. Moreover, a SERP participant would forfeit the right to future benefits in such a situation. In addition, SERP participants forfeit their rights to future benefits if they violate certain non-competition, non-solicitation of customers and non-solicitation of employees covenants during a period of 12 months following their separation from service with Park and its subsidiaries. As a result, while the SERP arrangements provide executives with additional retirement benefits, they also offer important protections to Park, which the Compensation Committee sees as reasonable.

As discussed above, the ARRA and the Interim Final Rule prohibit Park from making any golden parachute payments to Park’s Senior Executive Officers. For purposes of the ARRA and the Interim Final Rule, SERP payments to Messrs. DeLawder, Trautman and Kozak would be considered payments for services performed or benefits accrued and not golden parachute payments. Under the ARRA and the Interim Final Rule, a payment is considered to be for services performed or benefits accrued, which includes payments from a benefit plan or deferred compensation plan, if: (i) the plan was in effect for at least one year prior to the employee’s departure; (ii) payment is made pursuant to the plan as in effect no later than one year before the departure and in accordance with any amendments during this one-year period that do not increase the benefits payable; (iii) the employee had a vested right to payment at the time of the departure or the change in control; (iv) benefits were accrued each period only for current or prior services rendered; (v) payment was not based on any discretionary acceleration of vesting or accrual of benefits occurring later than one year before the departure or the change in control event; and (vi) Park has recognized a compensation expense and accrued a liability for benefit payments according to United States generally accepted accounting principles or segregated or otherwise set aside assets in a trust for payment of benefits. In this case, any payments made under the SERP in 2009 would have satisfied these requirements and, accordingly, would not be subject to the prohibition on golden parachute payments. Park and each of Messrs. DeLawder, Trautman and Kozak entered into a letter agreement in which the named executive officer agreed to amend the compensation and benefit plans of Park in which the named executive officer participates, including the SERP, to the extent necessary to give effect to the prohibition on golden parachute payments.
The value of the nonqualified SERP arrangements is quantified each year. To date, the value of these arrangements has not had an impact on the decisions regarding an officer’s base salary, annual incentive award or stock option grants.
Split-Dollar Insurance Policies Maintained by Park National Bank. Park National Bank maintains split-dollar life insurance policies on behalf of Messrs. DeLawder, Trautman and Kozak, in their respective capacities as executive officers. Park National Bank will receive proceeds under each policy in an amount equal to the premiums paid up to the date of death plus earnings accrued in respect of the policy since the inception of the policy. Each of Messrs. DeLawder, Trautman and Kozak has the right to designate the beneficiary to whom his share of the proceeds under the policy (approximately two times his highest annual total compensation during his employment with Park National Bank) is to be paid. Each policy remains in effect following the covered individual’s retirement as long as the covered individual is fully vested in the Park Pension Plan, has reached age 62, has not been employed by another financial services firm and was not terminated for cause. If Mr. DeLawder’s share of the proceeds under his policy were computed as of December 31, 2009, his share would have been $1,911,980. If Mr. Trautman’s share of the proceeds under his policy were computed as of December 31, 2009, his share would have been $1,270,880. If Mr. Kozak’s share of the proceeds under his policy were computed as of December 31, 2009, his share would have been $857,820.
Change in Control/Severance Benefits. Park does not have agreements with its named executive officers that provide them with special benefits in the event of Park’s change in control, which is different from the majority of the peer bank holding companies included in the Towers Perrin 2008 study. Park also does not have a formal severance policy or provide severance when an executive is terminated without cause.

Other Benefits. Park provides its officers with medical, dental, long-term disability and life insurance benefits under the same programs used to provide benefits to all other employees. Officers’ benefits are not tied to individual performance or the performance of Park, which is the same approach as used for other employees. Moreover, changes to our executives’ benefits reflect the changes made to the benefits of other employees.
Perquisites. Generally, Park does not provide perquisites to its named executive officers. The only perquisite received by the Chief Executive Officer and the President is an automobile allowance of $745 per month, which has been unchanged since 2008.
On September 4, 2009, Park and each of its subsidiaries adopted an “Excessive or Luxury Expenditure Policy” in order to comply with the requirements of the ARRA and the Interim Final Rule. This policy prohibits excessive expenditures for renovations, entertainment, conferences and travel, obligates the Chief Financial Officer to monitor compliance and requires that violations be reported to the President or the Chief Executive Officer.
The Compensation Committee and management periodically review Park’s practices in this area and make any necessary adjustments based on competitive practices, subject to the aforementioned policy, Park’s total compensation philosophy and objectives and the cost to provide the personal benefits.
Other Policies
Clawbacks
Park has adopted several policies to recover compensation or benefits in certain events. Park can recoup the value of SERP payments received by an executive if Park determines the executive could have been terminated for cause prior to receiving benefits. In addition, Park can recover any common shares associated with an option exercise occurring six months before or five years after the executive’s termination in the event the executive engages in certain prohibited conduct (e.g., works for a competitor, engages in an activity that causes substantial harm, solicits employees, discloses proprietary or confidential information, or engages in conduct that would have given rise to termination if it had been discovered prior to the executive’s termination). These policies provide Park with additional protections and help mitigate the potential of executives taking unwarranted risks.
Influence of Accounting and Tax Requirements
Park does not have a policy that requires all compensation payable in respect of the 2009 fiscal year to be tax deductible. Prior to Park’s entering into the Securities Purchase Agreement with the U.S. Treasury, the deductibility limitation would have applied to any compensation for Park’s named executive officers that exceeded $1,000,000 and was not “performance-based compensation” as defined for purposes of Section 162(m) of the Internal Revenue Code. Pursuant to the terms of the Securities Purchase Agreement, the deductibility limitation applies to any compensation for Park’s named executive officers that exceeds $500,000 regardless of whether such compensation is “performance-based” or not. In addition, ISOs do not provide Park with a tax deduction for compensation expense. While the Compensation Committee carefully considers the net cost and value to Park of maintaining the deductibility of all compensation, it also desires the flexibility to reward the named executive officers and other executives in a manner that enhances Park’s ability to attract and retain individuals as well as to create value for shareholders over a longer term. Thus, income tax deductibility is only one of several factors the Compensation Committee considers in making decisions regarding Park’s compensation programs. Recent changes in accounting policy (FASB ASC Topic 718) have not had any influence on the design or structure of Park’s total direct compensation (base salary, annual incentive and long-term incentives).

Stock Ownership Guidelines
Park has no stock ownership guidelines or holding requirements for its officers. Directors are required to be shareholders. Park’s officers have a significant amount of their individual wealth already invested in Park common shares and most of Park’s long-standing directors are in a similar position.
Hedging
Park’s Insider Trading Policy prohibits the hedging of the economic risk associated with ownership of Park’s common shares.
2010 Pay Decisions
Park’s decisions regarding the named executive officers’ compensation for 2010 was influenced by the following limitations. First, Park could not offer annual incentives or ISOs due to the executive compensation restrictions associated with participation in the Capital Purchase Program under the ARRA and the Interim Final Rule. Second, Park’s 2005 Plan does not authorize the award of restricted stock or vested common shares that could be used to deliver part of a named executive officer’s salary (“salary stock”).
As a result, the Compensation Committee focused on adjusting the named executive officers’ cash base salaries for 2010 and considered several factors in adjusting them:
•	Approaches taken by other bank holding companies in response to the compensation restrictions imposed by the ARRA and the Interim Final Rule.
•	Competitive compensation levels (overall and by element) for bank holding companies used in the Towers Perrin study in 2008.
•	Park’s ROE performance for the twelve months ended September 30, 2009 relative to the median ROE of the peer bank holding companies used in the annual incentive plan.
•	Park’s inability to award “salary stock” or restricted stock.
•	Cash compensation (base salary and annual incentives) earned by Park’s named executive officers in the last three years.
•	Recommendations of Towers Perrin and the Chief Executive Officer.
Based on the recommendations of Towers Perrin and management, the Compensation Committee agreed to increase the cash base salary of the Chief Executive Officer from $473,525 to $773,525; that of the President from $313,250 to $563,250; and that of the Chief Financial Officer from $214,455 to $414,455. While significant increases, these base salaries equal the cash compensation (base salary and annual incentives) each of the three named executive officers received in 2007 and 2008. The Compensation Committee believed these increases were reasonable based on the improvement in ROE in 2009, practices of other bank holding companies in response to the limitations imposed by the ARRA and the Interim Final Rule, median pay for officers of performance peer group bank holding companies and consistency with the pay changes of Park’s other executives.
It is the understanding of the Compensation Committee and the named executive officers that cash base salaries will return to levels more comparable to historic levels once the outstanding obligations to the U.S. Treasury are repaid and Park is no longer bound by the limitations of the ARRA.

Compensation Committee Report
The Compensation Committee of Park’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
The Compensation Committee of Park’s Board of Directors certifies that it has:
•	Reviewed with Park’s senior risk officer the SEO Compensation Plans, each as defined in the regulations and guidance established under Section 111 of EESA, and has made all reasonable efforts to ensure that these plans do not encourage Senior Executive Officers, as defined in the regulations and guidance established under Section 111 of EESA, to take unnecessary and excessive risks that threaten the value of Park.

•	Reviewed with Park’s senior risk officer the Employee Compensation Plans, as defined in the regulations and guidance established under Section 111 of EESA, and has made all reasonable efforts to limit any unnecessary risks these plans pose to Park.

•	Reviewed the Employee Compensation Plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Park to enhance the compensation of any employee.
On February 12, 2010, the Compensation Committee met, along with Park’s senior risk officer, and conducted the discussion, evaluation and review of Park’s SEO Compensation Plans and Employee Compensation Plans required by the ARRA and the Interim Final Rule. As a result of this discussion, evaluation and review, the Compensation Committee concluded that the existing structure and operation of the SEO Compensation Plans and the Employee Compensation Plans did not require that any changes be made to these plans in order to comply with the requirements of the ARRA and the Interim Final Rule.
Risk Analysis
The Compensation Committee reviewed each SEO Compensation Plan to determine whether the plan contained incentives for Senior Executive Officers or other employees to take unnecessary or excessive risks that threaten the value of Park. The Compensation Committee also reviewed each Employee Compensation Plan using this standard, which is more stringent than required by the ARRA or the Interim Final Rule.
The specific SEO Compensation Plans and Employee Compensation Plans reviewed by the Compensation Committee were: (i) the annual incentive plan, which provides for annual incentive compensation based on Park’s comparative ROE to a peer group; (ii) the 2005 Plan, pursuant to which Park may grant ISOs; (iii) miscellaneous incentive plans, which are informal arrangements that allow Park employees to earn small amounts of incentive compensation; (iv) the SERP Agreements, pursuant to which Senior Executive Officers and other executives may receive supplemental pension benefits; (v) the split-dollar life insurance policies, which provide Senior Executive Officers and other executives with death benefits; (vi) a deferred compensation plan, which allows employees of the Security National Division to voluntarily defer a portion of their compensation; (vii) certain “Salary Continuation Plans,” “Employment Agreements” and “Change in Control Agreements” entered into with employees of Vision Bank, all of which provide for severance-type benefits.

The Compensation Committee concluded that: (i) the annual incentive plan does not create incentives for Senior Executive Officers or other employees to take unnecessary and excessive risks because the amount of any payments is both discretionary and based on comparative performance, factors over which employees have little control; (ii) the 2005 Plan does not create incentives for Senior Executive Officers or other employees to take unnecessary and excessive risks because ISOs are intended to create a link to long-term value creation and the common shares of Park acquired upon exercise of an ISO are generally required to be held for five years; (iii) the miscellaneous incentive plans do not create incentives for Senior Executive Officers or other employees to take unnecessary and excessive risks because the amounts payable under these informal arrangements are not a material element of compensation; and (iv) none of the other plans create incentives for Senior Executive Officers or other employees to take unnecessary and excessive risks because the amounts payable under these plans are not contingent on Park’s financial or other performance.
Earnings Analysis
The Compensation Committee reviewed each Employee Compensation Plan to determine whether the Employee Compensation Plan includes features that would encourage the manipulation of Park’s reported earnings to enhance the compensation of any employee. The Compensation Committee limited its review to Park’s annual incentive plan and miscellaneous incentive plans, which are the only Employee Compensation Plans under which the amount payable is based, directly or indirectly, on Park’s reported earnings.
The Compensation Committee concluded that: (i) the annual incentive plan does not contain features that would encourage the manipulation of Park’s reported earnings to enhance the compensation of any employees because the amount of any payments is discretionary and based on comparative performance, factors over which employees have little control; and (ii) the miscellaneous incentive plans do not contain features that would encourage the manipulation of Park’s reported earnings to enhance the compensation of any employees because the amounts payable under these informal arrangements are not a material element of compensation.

Submitted by the members of the Compensation Committee:

F. William Englefield (Chair)
John J. O’Neill
Leon Zazworsky
Summary Compensation Table
The following table summarizes the total compensation awarded or paid to, or earned by, each of the named executive officers of Park for each of the 2009 fiscal year, the 2008 fiscal year and the 2007 fiscal year. Dollar amounts have been rounded up to the nearest whole dollar. Park has not entered into an employment agreement with any of its executive officers. No option awards or stock awards were made to the named executive officers for the 2009 fiscal year, the 2008 fiscal year or the 2007 fiscal year.
In the 2009 fiscal year, the base salary was approximately 68%, 78% and 80% of the total compensation for Mr. DeLawder, Mr. Trautman and Mr. Kozak, respectively. Under the provisions of the ARRA and the Interim Final Rule, Park was prohibited from paying or accruing any bonus, retention award or incentive compensation to Messrs. DeLawder, Trautman and Kozak in respect of the 2009 fiscal year.

In the 2008 fiscal year, the base salary was approximately 46%, 47% and 43% of the total compensation for Mr. DeLawder, Mr. Trautman and Mr. Kozak, respectively, and the bonus (under Park’s incentive compensation plan) was approximately 29%, 38% and 40% of the total compensation for Mr. DeLawder, Mr. Trautman and Mr. Kozak, respectively. In the 2007 fiscal year, the base salary was approximately 50%, 54% and 48% of the total compensation for Mr. DeLawder, Mr. Trautman and Mr. Kozak, respectively, and the bonus (under Park’s incentive compensation plan) was approximately 32%, 43% and 45% of the total compensation for Mr. DeLawder, Mr. Trautman and Mr. Kozak, respectively.
Summary Compensation Table for 2009

					Change in
					Pension Value
					and
					Nonqualified
					Deferred
					Compensation	All Other
		Salary	Bonus		Earnings	Compensation
Name and Principal Position	Year	($)	($) (1)		($)(2)	($)		Total ($)
C. Daniel DeLawder	2009	$473,525	$0		$207,694	$15,369	(4)	$696,588
Chairman of the Board and	2008	$473,525	$300,000	(3)	$238,593	$20,776	(5)	$1,032,884
Chief Executive Officer of	2007	$473,525	$300,000		$148,956	$21,569	(6)	$944,050
Park and Park National Bank

David L. Trautman	2009	$313,250	$0		$77,372	$11,009	(7)	$401,631
President and Secretary of	2008	$313,250	$250,000	(3)	$85,612	$17,506	(8)	$666,368
Park and President of Park	2007	$313,250	$250,000		$11,596	$9,572	(9)	$584,418
National Bank

John W. Kozak	2009	$214,455	$0		$45,957	$6,902	(10)	$267,314
Chief Financial Officer of	2008	$214,455	$200,000	(3)	$75,834	$6,904	(11)	$497,193
Park and Senior Vice	2007	$214,455	$200,000		$23,308	$8,241	(12)	$446,004
President and Chief Financial Officer of Park National Bank

(1)	The amounts shown for the 2008 fiscal year and the 2007 fiscal year reflect the amounts earned in respect of performance for the twelve-month periods ended September 30, 2008 and 2007, respectively, under Park’s incentive compensation plan.

(2)	The amounts shown reflect the aggregate change in the actuarial present value of the named executive officer’s accumulated benefits under the Park Pension Plan and the SERP (and each individual’s SERP Agreement as in effect during the applicable fiscal year), determined using interest rate and mortality rate assumptions consistent with those used in Park’s consolidated financial statements. Mr. Trautman did not participate in the SERP in the 2007 fiscal year. The benefits to be provided under the Park Pension Plan and the SERP (and the related SERP Agreements) are more fully described under the headings “Post-Employment Payments and Benefits — Pension and Supplemental Benefits — Park Pension Plan” beginning on page 51 and “Compensation Discussion and Analysis — Elements of the Compensation Program — Benefits and Perquisites” beginning on page 39.

(3)	On January 23, 2009, the Compensation Committee determined that the amounts earned by Messrs. DeLawder, Trautman and Kozak under Park’s incentive compensation plan in respect of performance for the twelve-month period ended September 30, 2008, should remain the same as for the twelve-month period ended September 30, 2007. Under the terms of the ARRA prohibiting, except in limited circumstances, the payment or accrual of any bonus, retention award or incentive compensation with respect to Park’s five most highly-compensated employees (the “Incentive Compensation Payment Prohibition”), it was unclear whether Park would be permitted to pay the incentive compensation awards to Messrs. DeLawder, Trautman and Kozak for the twelve-month period ended September 30, 2008. The Interim Final Rule clarified the “valid employment contract” exception to the Incentive Compensation Payment Prohibition such that the specific circumstances underlying the computation and determination, and subsequent payment to Messrs. DeLawder, Trautman and Kozak, of the incentive compensation awards for the twelve-month period ended September 30, 2008 fall within the scope of the “valid employment contract” exception. Accordingly, on July 20, 2009, the Compensation Committee took action to authorize the payment of the incentive compensation awards for the twelve-month period ended September 30, 2008 to Messrs. DeLawder, Trautman and Kozak as shown in this column for 2008.

(4)	The amount shown reflects:
•	$3,518, representing the amount of the premium deemed to have been paid on behalf of Mr. DeLawder under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$2,911, representing the amount of the premium deemed to have been paid on behalf of Mr. DeLawder under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2009 fiscal year); and
•	$8,940, representing the aggregate amount of the $745 monthly automobile allowance received by Mr. DeLawder during the 2009 fiscal year.

(5)	The amount shown reflects:
•	$3,174, representing the amount of the premium deemed to have been paid on behalf of Mr. DeLawder under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$5,990, representing the final contribution to the Park KSOP on Mr. DeLawder’s behalf to match his 2008 pre-tax elective deferral contributions. Of the $7,078 matching contribution which had been reported in the Summary Compensation Table for 2008 included in Park’s proxy statement for the Annual Meeting of Shareholders held on April 20, 2009 (“Park’s 2009 Proxy Statement”), $1,088 was forfeited in 2009 in conjunction with the partial refund of Mr. DeLawder’s pre-tax elective deferral contribution as required to satisfy compliance tests applicable to the Park KSOP;
•	$2,662, representing the amount of the premium deemed to have been paid on behalf of Mr. DeLawder under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2008 fiscal year); and
•	$8,940, representing the aggregate amount of the $745 monthly automobile allowance received by Mr. DeLawder during the 2008 fiscal year.

(6)	The amount shown reflects:
•	$2,753, representing the amount of the premium deemed to have been paid on behalf of Mr. DeLawder under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$7,500, representing the contribution to the Park KSOP on Mr. DeLawder’s behalf to match his 2007 pre-tax elective deferral contributions;
•	$2,376, representing the amount of the premium deemed to have been paid on behalf of Mr. DeLawder under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2007 fiscal year); and
•	$8,940, representing the aggregate amount of the $745 monthly automobile allowance received by Mr. DeLawder during the 2007 fiscal year.

(7)	The amount shown reflects:
•	$775, representing the amount of the premium deemed to have been paid on behalf of Mr. Trautman under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$1,294, representing the amount of the premium deemed to have been paid on behalf of Mr. Trautman under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2009 fiscal year); and
•	$8,940 representing the aggregate amount of the $745 monthly automobile allowance received by Mr. Trautman during the 2009 fiscal year.

(8)	The amount shown reflects:
•	$712, representing the amount of the premium deemed to have been paid on behalf of Mr. Trautman under the split-dollar life insurance policy maintained on his behalf by Park National Bank; and
•	$6,662, representing the final contribution to the Park KSOP on Mr. Trautman’s behalf to match his 2008 pre-tax elective deferral contributions. Of the $7,750 matching contribution which had been reported in the Summary Compensation Table for 2008 included in Park’s 2009 Proxy Statement, $1,088 was forfeited in 2009 in conjunction with the partial refund of Mr. Trautman’s pre-tax elective deferral contribution as required to satisfy compliance tests applicable to the Park KSOP;
•	$1,192, representing the amount of the premium deemed to have been paid on behalf of Mr. Trautman under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2008 fiscal year); and
•	$8,940, representing the aggregate amount of the $745 monthly automobile allowance received by Mr. Trautman during the 2008 fiscal year.

(9)	The amount shown reflects:
•	$632, representing the amount of the premium deemed to have been paid on behalf of Mr. Trautman under the split-dollar life insurance policy maintained on his behalf by Park National Bank; and
•	$8,940, representing the aggregate amount of the $745 monthly automobile allowance received by Mr. Trautman during the 2007 fiscal year.

(10)	The amount shown reflects:
•	$944, representing the amount of the premium deemed to have been paid on behalf of Mr. Kozak under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$5,923, representing the contribution to the Park KSOP on Mr. Kozak’s behalf to match his 2009 pre-tax elective deferral contributions; and
•	$35, representing the amount of the premium deemed to have been paid on behalf of Mr. Kozak under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2009 fiscal year).

(11)	The amount shown reflects:
•	$884, representing the amount of the premium deemed to have been paid on behalf of Mr. Kozak under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$5,990, representing the final contribution to the Park KSOP on Mr. Kozak’s behalf to match his 2008 pre-tax elective deferral contributions. Of the $7,078 matching contribution which had been reported in the Summary Compensation Table for 2008 included in Park’s 2009 Proxy Statement, $1,088 was forfeited in 2009 in conjunction with the partial refund of Mr. Kozak’s pre-tax elective deferral contribution as required to satisfy compliance tests applicable to the Park KSOP; and
•	$30, representing the amount of the premium deemed to have been paid on behalf of Mr. Kozak under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2008 fiscal year).

(12)	The amount shown reflects:
•	$715, representing the amount of the premium deemed to have been paid on behalf of Mr. Kozak under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$7,500, representing the contribution to the Park KSOP on Mr. Kozak’s behalf to match his 2007 pre-tax elective deferral contributions; and
•	$26, representing the amount of the premium deemed to have been paid on behalf of Mr. Kozak under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2007 fiscal year).

Grants of Plan-Based Awards
As discussed under the heading “Compensation Discussion and Analysis — Elements of the Compensation Program — Stock Options” beginning on page 38, no ISOs were granted to any of the named executive officers during the 2009 fiscal year.
Park does not maintain any non-equity incentive plans or equity incentive plans as those terms are defined under Item 402(a)(6) of SEC Regulation S-K.
Outstanding ISOs at Fiscal Year-End
The following table sets forth the number of unexercised ISOs held by each of the named executive officers at the end of the 2009 fiscal year. Park has never granted any other form of equity-based award to the named executive officers.
Outstanding Equity Awards At Fiscal Year-End for 2009

	Option Awards
	Number
	of
	Securities
	Underlying	Number of Securities
	Unexercised Options	Underlying	Option
	(#)	Unexercised Options	Exercise	Option
	Exercisable	(#)	Price	Expiration
Name	(1)	Unexercisable	($)	Date
C. Daniel DeLawder	900	—	$107.85	06/21/2010
David L. Trautman	900	—	$107.85	06/21/2010
John W. Kozak	900	—	$107.85	06/21/2010

(1)	All of the reported ISOs were fully vested and exercisable at the end of the 2009 fiscal year.
Exercises of ISOs
None of the named executive officers exercised any ISOs during the 2009 fiscal year. Park has never granted any other form of equity-based award to the named executive officers.

Post-Employment Payments and Benefits
Pension and Supplemental Benefits
Park Pension Plan
The Park Pension Plan covers employees of Park’s subsidiaries who have attained age 21 and completed one year of service. Under the Park Pension Plan, annual benefits are paid in monthly installments for life with 120 months of payments guaranteed. For purposes of the Park Pension Plan, an employee’s “normal retirement date” is the earlier of the first day of the month coincident with or next following the employee reaching age 70 1/2 or the employee reaching age 65 and completing five years of service.
The amount of annual “normal retirement benefit” to be paid in monthly installments to an eligible employee is the greater of:
•	29% of the average monthly compensation of the employee reduced for expected years of service at normal retirement less than 25; or
•	29% of the average monthly compensation plus 16% of the average monthly compensation in excess of one-twelfth of covered compensation reduced for expected years of service at normal retirement less than 35.
The average monthly compensation of an employee is calculated by averaging the highest five consecutive calendar years of compensation as reported on the employee’s Forms W-2 during the ten calendar years preceding the date of determination. Base salary and incentive compensation, including elective deferral contributions, are included in calculating an employee’s monthly compensation for purposes of the Park Pension Plan.
In addition, the employees of certain of our subsidiary banks (and their respective divisions) participated in pension plans maintained for their benefit prior to the bank’s being acquired by Park and the merger of the bank’s pension plan into the Park Pension Plan. Benefits under the Park Pension Plan cannot be less than the sum of the benefit provided under the merged pension plan and the Park Pension Plan based on years of service since the date of merger of the two plans.
Applicable provisions of the Internal Revenue Code currently limit the amount of annual compensation used to determine plan benefits under a defined benefit pension plan, such as the Park Pension Plan, and the amount of plan benefits payable annually under such a plan. Total compensation in excess of the limit will not be taken into account for benefit calculation purposes. The average of the maximum annual total compensation which may be used in determining plan benefits under qualified defined benefit plans for the past five years is $226,000. The 2009 monthly rate of total compensation used to determine benefits was limited to $20,417 per month, which is the equivalent of an annual total compensation of $245,000.
If an employee elects to retire after completing ten years of service and reaching 55 years of age, the employee may receive a monthly benefit for life with 120 months of payments guaranteed beginning at his or her normal retirement date equal to the “accrued benefit” at the early retirement date. Payments to the employee may begin immediately, with the benefit being reduced one fifteenth (1/15th) for the first five years and one thirtieth (1/30th) for the next five years. For purposes of the Park Pension Plan, the “accrued benefit” at any time prior to an employee’s normal retirement date is the normal retirement benefit as described above multiplied by a fraction, the numerator of which is the employee’s total years of service as of the date of determination and the denominator of which is the employee’s expected years of service at normal retirement.

An employee may continue employment with Park and/or one of our subsidiaries after his or her normal retirement date. In such an event, the employee will receive the benefit he or she would have received on his or her normal retirement date actuarially increased to reflect delayed payment. Notwithstanding the foregoing, the benefit received by such an employee will not be less than the benefit accrued at delayed retirement reflecting service and compensation to such date.
Upon the termination of employment after five or more years, an employee has a vested interest in his or her accrued benefit which will be payable on the normal retirement date. An employee will have no vested interest if he or she terminates employment after less than five years of service with Park and/or one of our subsidiaries. An employee who terminates employment with ten or more years of service with Park and/or one of our subsidiaries may elect to receive his or her vested interest as early as age 55.
If an employee becomes totally and permanently disabled prior to his or her normal retirement date and retires after being determined to be disabled by the Compensation Committee for at least six months, he or she will receive a disability retirement benefit equal to his or her “accrued benefit” at disability reduced actuarially for payment preceding normal retirement.
In the event of a married employee’s death after the completion of five years of service, but prior to meeting the eligibility requirements for early retirement, the participant will be assumed to have terminated employment the day before his or her death, survived to his or her early retirement date, elected a joint and one-half survivor benefit, and passed away the following day. If an unmarried employee dies prior to the early retirement age, the survivor annuity will be 50% of the 10-year certain and life annuity payable to such employee if such employee had terminated employment one day prior to his or her death.
In the event of a married employee’s death after meeting the requirements for early retirement, his or her surviving spouse will receive one-half of the joint and one-half survivor benefit calculated on the day before his or her death. If an unmarried employee or unmarried “inactive” employee dies on or after the early retirement age, the survivor annuity will be computed as if he or she started receiving a 10-year certain and life annuity on the day before his or her death.
For a vested terminated employee, death benefits are calculated the same as for active employees, but based on the employee’s accrued benefit at his or her termination date.
An eligible employee of Park and/or one of our subsidiaries may opt to receive his or her benefits pursuant to the following methods of settlement that are actuarially equivalent to the normal form of annuity:
•	a benefit to be paid during the employee’s lifetime with one-half of the benefit to be continued to the employee’s spouse for his or her lifetime after the employee’s death;
•	a benefit to be paid during the employee’s lifetime with a percentage of the benefit or the same benefit to be continued to the employee’s spouse for his or her lifetime after the employee’s death;
•	a benefit payable in equal installments during the employee’s lifetime;
•	a benefit to be paid for 60, 120 or any number of months certain and thereafter for life; or
•	an unlimited lump-sum settlement for retirees and a lump-sum settlement under $5,000 for vested employees who have not yet retained retirement age.

It is not possible for an employee’s years of service under the Park Pension Plan to exceed the employee’s actual years of service with Park and/or our subsidiaries.
Supplemental Executive Retirement Benefits
The supplemental executive retirement benefits to be provided to Messrs. DeLawder, Trautman and Kozak are described under the heading “Compensation Discussion and Analysis — Elements of the Compensation Program — Benefits and Perquisites” beginning on page 39.
Pension Benefits for 2009
The following table shows the actuarial present value of each named executive officer’s accumulated benefit, including the number of years of service credited to each such named executive officer, under each of the Park Pension Plan and the SERP (and each named executive officer’s SERP Agreement as in effect during the 2009 fiscal year), determined using interest rate and mortality rate assumptions consistent with those used in Park’s consolidated financial statements and summarized in Note 13 of the Notes to Consolidated Financial Statements located on pages 66 and 67 of Park’s 2009 Annual Report. Further information regarding the Park Pension Plan and the SERP can be found under the headings “Post-Employment Payments and Benefits — Pension and Supplemental Benefits — Park Pension Plan” beginning on page 51 and “Compensation Discussion and Analysis — Elements of the Compensation Program — Benefits and Perquisites” beginning on page 39.
Pension Benefits for 2009

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
C. Daniel DeLawder	Park Pension Plan (1)	39	$655,199	$0
	SERP	13	$996,530	$0
David L. Trautman	Park Pension Plan	26	$218,383	$0
	SERP	2	$94,093	$0
John W. Kozak	Park Pension Plan	30	$350,598	$0
	SERP	13	$16,085	$0

(1)	Mr. DeLawder is eligible for early retirement under the Park Pension Plan. The present value of his early retirement benefit was $666,368 at December 31, 2009. This value increased by $67,836 during the 2009 fiscal year.
Nonqualified Deferred Compensation
As reported in Park’s 2009 Proxy Statement, at December 31, 2008, Park had an accrued liability for incentive compensation that had been approved by the Compensation Committee but not paid to certain of the officers of Park and our subsidiaries. This incentive compensation pertained primarily to incentive compensation earned prior to 2002. The entire pool of earned but unpaid incentive compensation, in the amount of $764,000 at the end of the 2008 fiscal year, related to approximately 200 officers. The unpaid incentive compensation accrued no interest or other earnings prior to the time of payment. The pool resulted from a previous method of calculating incentive compensation. The pool was paid out on January 9, 2009 in accordance with the terms of the Park National Corporation Bonus Program adopted by the Compensation Committee on December 16, 2008.

The following table shows the share of the pool paid out to each of the named executive officers on January 9, 2009.
Nonqualified Deferred Compensation for 2009

	Aggregate	Aggregate
	Withdrawals/	Balance at Last
	Distributions	Fiscal Year End
Name	($)	($)
C. Daniel DeLawder	$188,195	$0
David L. Trautman	$35,365	$0
John W. Kozak	$8,544	$0
Potential Payouts upon Termination of Employment or Change in Control
Stock Option Plan
The 2005 Plan contains special rules governing the time of exercise of ISOs in cases of normal retirement (which is defined for purposes of the 2005 Plan as separation from employment with Park and our subsidiaries on or after age 62), disability or death. In the case of normal retirement, all of an optionee’s ISOs will become fully vested and may be exercised for a period of three months following the last day of employment, subject to the stated term of the ISOs. If an optionee dies while employed by Park and/or one of our subsidiaries, the optionee’s ISOs will become fully vested and may be exercised for a period of 12 months following the date of death, subject to the stated term of the ISOs. If an optionee is terminated due to a long-term disability, the optionee’s ISOs will become fully vested and may be exercised for a period of 12 months following the last day of employment, subject to the stated term of the ISOs. If an optionee is terminated for any reason other than normal retirement, long-term disability or death, all ISOs held by the optionee will be forfeited.
The 2005 Plan also provides that, upon the occurrence of a defined “change in control” of Park, all outstanding ISOs (whether or not then exercisable) will become fully vested and exercisable as of the date of the change in control. Generally, a change in control is deemed to occur if:
•	any person (other than Park, one of our subsidiaries or an employee benefit plan of Park or a subsidiary) becomes the beneficial owner of, or acquires voting power with respect to, securities which represent 50% or more of the combined voting power of Park’s outstanding securities;

•	the shareholders of Park approve a merger or consolidation of Park with or into another entity, in which Park is not the continuing or surviving entity or common shares of Park would be converted into cash, securities or other property of another entity, other than a merger or consolidation in which holders of Park common shares immediately prior to the merger or consolidation have the same proportionate ownership of the securities of the surviving entity; or
•	the shareholders of Park approve an agreement for the sale or disposition of all or substantially all of Park’s assets (or any transaction having a similar effect).
As of December 31, 2009 and as of the date of this proxy statement, all of the ISOs held by Messrs. DeLawder, Trautman and Kozak were vested.
At the time of exercise of any ISO, the optionee exercising the ISO is to enter into an agreement with Park pursuant to which the common shares acquired upon exercise of the ISO may not be sold, transferred or otherwise disposed of to any person other than Park or a subsidiary of Park for a period of five years after the exercise date. This restriction does not, however, apply in the event of the exercise of an ISO following the death, long-term disability or normal retirement of an optionee. In addition, if an optionee who acquired common shares upon the exercise of an ISO subsequently leaves the employment of Park and/or one of our subsidiaries by reason of death, long-term disability or normal retirement, the restrictions cease to apply to ISOs granted under the 2005 Plan.
Under the 2005 Plan, an optionee will forfeit all of the optionee’s outstanding ISOs, as well as all common shares acquired through the exercise of ISOs on the date of termination of employment or within six months before and five years after the termination of employment, if the optionee:
•	without the Compensation Committee’s written consent, renders services to, becomes the owner of, or serves (or agrees to serve) as an officer, director, consultant or employee of, a business that competes with any portion of Park’s (or a subsidiary of Park’s) business with which the optionee has been involved at any time within five years before the optionee’s termination of employment with Park and/or one of our subsidiaries;
•	refuses or fails to consult with, supply information to or otherwise cooperate with Park or any subsidiary of Park after being requested to do so;
•	deliberately engages in any action that the Compensation Committee concludes has caused substantial harm to the interests of Park or any subsidiary of Park;
•	without the Compensation Committee’s written consent, solicits or attempt to influence or induce any employee of Park and/or one of our subsidiaries to terminate his or her employment, or uses or discloses any information obtained while employed by Park and/or one of our subsidiaries concerning the names and addresses of employees;
•	without the Compensation Committee’s written consent, discloses any confidential or proprietary information relating to the business affairs of Park and/or one of our subsidiaries;
•	fails to return all property (other than personal property) received by the optionee during his or her employment with Park and/or one of our subsidiaries; or
•	engages in conduct the Compensation Committee reasonably concludes would have given rise to termination of the optionee for cause (as defined in the 2005 Plan) if it had been discovered before the optionee terminated his or her employment with Park and/or one of our subsidiaries.

Supplemental Executive Retirement Benefits
The provisions of the SERP arrangements addressing the impact of a change of control and the subsequent termination of an individual covered thereby are described under the heading “Compensation Discussion and Analysis — Elements of the Compensation Program — Benefits and Perquisites” beginning on page 39.
Other Potential Payouts
Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts would include:
•	incentive compensation earned but unpaid under Park’s incentive compensation plan;
•	the balance of the executive officer’s account under the Park KSOP;
•	unused vacation pay; and
•	amounts accrued and vested under the Park Pension Plan paid in accordance with the terms of the Park Pension Plan, as discussed in more detail beginning on page 51 under the heading “Post-Employment Payments and Benefits — Pension and Supplemental Benefits — Park Pension Plan.”
If a named executive officer retires after reaching age 55, in addition to the items identified in the preceding paragraph, the named executive officer will be entitled to receive a lump-sum payment of the present value of the benefit to which he would have been entitled under the Park Pension Plan, as discussed in more detail beginning on page 51 under the heading “Post-Employment Payments and Benefits — Pension and Supplemental Benefits — Park Pension Plan.”
If a named executive officer retires after reaching age 62, in addition to the items identified in the preceding paragraphs, the named executive officer will receive:
•	the supplemental executive retirement benefits discussed beginning on page 39 under the heading “Compensation Discussion and Analysis — Elements of the Compensation Program — Benefits and Perquisites”; and
•	continued coverage under the split-dollar life insurance policy maintained on his behalf by Park National Bank, as discussed in more detail beginning on page 39 under the heading “Compensation Discussion and Analysis — Elements of the Compensation Program — Benefits and Perquisites”.

In the event of the death or disability of a named executive officer, in addition to the benefits identified in the preceding paragraph(s), the named executive officer or his beneficiary, as appropriate, will receive:
•	benefits under Park’s disability insurance plan; and
•	his share of the proceeds under the split-dollar life insurance policy maintained on his behalf by Park National Bank, as discussed in more detail beginning on page 39 under the heading “Compensation Discussion and Analysis — Elements of the Compensation Program — Benefits and Perquisites”.
The following table summarizes payments which would have been made to the named executive officers if a retirement or termination event had occurred on December 31, 2009. Actual amounts to be paid out can only be determined at the time of a named executive officer’s actual separation from service with Park.

				Involuntary
				Not for
	Voluntary	Early	Normal	Cause	For Cause
	Termination	Retirement	Retirement	Termination	Termination	Disability	Death
	on	on	on	on	on	on	on
	12/31/09	12/31/09	12/31/09	12/31/09	12/31/09	12/31/09	12/31/09
C. Daniel DeLawder
Park KSOP	$777,488	$777,488	$777,488	$777,488	$777,488	$777,488	$777,488
Park Pension Plan (1)	$666,368	$666,368	$666,368	$666,368	$666,368	$666,368	$666,368
SERP (2)	$0	$0	$0	$0	$0	$0	$0
SERP — Life Insurance	$0	$0	$0	$0	$0	$0	$2,222,314
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$0	$1,911,980

Total	$1,443,856	$1,443,856	$1,433,856	$1,443,856	$1,443,856	$1,443,856	$5,578,150

David L. Trautman
Park KSOP	$433,688	$433,688	$433,688	$433,688	$433,688	$433,688	$433,688
Park Pension Plan (1)	$218,383	$218,383	$218,383	$218,383	$218,383	$218,383	$218,383
SERP (2)	$0	$0	$0	$0	$0	$0	$0
SERP — Life Insurance	$0	$0	$0	$0	$0	$0	$1,342,000
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$0	$1,270,880

Total	$652,071	$652,071	$652,071	$652,071	$652,071	$652,071	$3,264,951

John W. Kozak
Park KSOP	$287,117	$287,117	$287,117	$287,117	$287,117	$287,117	$287,117
Park Pension Plan (1)	$350,598	$350,598	$350,598	$350,598	$350,598	$350,598	$350,598
SERP (2)	$0	$0	$0	$0	$0	$0	$0
SERP — Life Insurance	$0	$0	$0	$0	$0	$0	$38,161
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$0	$857,820

Total	$637,715	$637,715	$637,715	$637,715	$637,715	$637,715	$1,533,696

(1)	Reflects the estimated lump-sum present value of the benefits to which the named executive officer would be entitled under the Park Pension Plan.

(2)	Reflects the estimated lump-sum present value of the benefits to which the named executive officer would be entitled under his individual SERP arrangement.

DIRECTOR COMPENSATION
Park uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors. To align the interests of Park’s directors and shareholders, Park’s Regulations require that all directors of Park be shareholders. Park does not have a requirement which addresses the number of common shares that need to be retained by directors.
Annual Retainers and Meeting Fees
Each director of Park who is not an employee of Park or one of our subsidiaries (a “non-employee director”) currently receives, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of 120 common shares awarded under the Park National Corporation Stock Plan for Non-Employee Directors of Park National Corporation and Subsidiaries (the “Directors’ Stock Plan”). Each non-employee director receives $1,000 for each meeting of the Park Board of Directors attended and $400 for each meeting of a committee of the Park Board of Directors attended. If the date of a meeting of the full Board of Directors is changed from that provided for by resolution of the Board and a non-employee director is not able to attend the rescheduled meeting, he or she receives the meeting fee as though he or she attended the meeting. In addition, each member of the Executive Committee of the Park Board of Directors receives a $2,500 annual cash retainer and each member of the Audit Committee of the Park Board of Directors (other than the Chair) receives a $2,000 annual cash retainer. The Chair of the Audit Committee receives a $5,000 annual cash retainer.
Each non-employee director of Park also serves on the board of directors of either Park National Bank or one of its divisions, and receives, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of 60 common shares of Park awarded under the Directors’ Stock Plan and, in some cases, a specified amount of cash for such service as well as fees for attendance at meetings of the board of directors of Park National Bank or the applicable division of Park National Bank (and committees of the respective boards).
In addition to the annual retainers and meeting fees discussed above, non-employee directors also receive reimbursement of all reasonable travel and other expenses of attending board and committee meetings.
C. Daniel DeLawder, William T. McConnell, William A. Phillips and David L. Trautman receive no compensation for: (i) serving as a member of the Board of Directors of Park; (ii) serving as a member of the board of directors of any subsidiary of Park; (iii) serving as a member of the board of directors of a division of any subsidiary of Park; or (iv) serving as a member of any committee of the respective boards. In addition, since July 1, 2009, Harry O. Egger has received no meeting fees or cash retainers in connection with his service as a member of the Board of Directors of Park, his service as a member of the Board of Directors of the Security National Division or his service as a member of any committee of the respective boards.
Split-Dollar Life Insurance Policies
Effective as of December 28, 2007, Maureen Buchwald, James J. Cullers, F. William Englefield IV, John J. O’Neill, J. Gilbert Reese, Rick R. Taylor and Leon Zazworsky entered into split-dollar agreements (the “New Split-Dollar Agreements”) which amended and restated the split-dollar agreements to which they had been parties. The New Split-Dollar Agreements are intended to comply with the requirements of Section 409A of the Internal Revenue Code.

Under the terms of each New Split-Dollar Agreement, Park National Bank owns the life insurance policy to which the New Split-Dollar Agreement relates. Each individual party to a New Split-Dollar Agreement has the right to designate the beneficiary(ies) to whom a portion of the death proceeds of the policy are to be paid in accordance with the terms of the New Split-Dollar Agreement. Upon the death of the individual, his or her beneficiary(ies) will be entitled to an amount equal to the lesser of (i) $100,000 or (ii) 100% of the difference between the total death proceeds under the policy and the cash surrender value of the policy (such difference being referred to as the “Net at Risk Amount”). In no event will the amount payable to an individual’s beneficiary(ies) exceed the Net at Risk Amount in the policy as of the date of the individual’s death. Park National Bank will be entitled to any death proceeds payable under the policy remaining after payment to the individual’s beneficiary(ies).
Park National Bank maintains split-dollar life insurance policies on behalf of C. Daniel DeLawder, William T. McConnell and David L. Trautman, in their respective capacities as executive officers (and, in the case of Mr. McConnell, a former executive officer) of Park National Bank. Park National Bank also maintains a split-dollar life insurance policy on behalf of William A. Phillips in his capacity as a former executive officer of the Century National Division. Park National Bank will receive proceeds under each policy in an amount equal to the premiums paid up to the date of death plus earnings accrued in respect of the policy since the inception of the policy. Each of Messrs. DeLawder, McConnell, Phillips and Trautman has the right to designate the beneficiary to whom his share of the proceeds under the policy (approximately two times his highest annual total compensation during his employment with Park National Bank or the Century National Division, as appropriate) is to be paid. Each policy remains in effect following the covered individual’s retirement as long as the covered individual is fully vested in the Park Pension Plan, has reached age 62, has not been employed by another financial services firm and was not terminated for cause. If Mr. DeLawder’s share of the proceeds under his policy were computed as of December 31, 2009, his share would have been $1,911,980. If Mr. McConnell’s share of the proceeds under his policy were computed as of December 31, 2009, his share would have been $1,455,000. If Mr. Phillips’ share of the proceeds under his policy were computed as of December 31, 2009, his share would have been $309,029. If Mr. Trautman’s share of the proceeds under his policy were computed as of December 31, 2009, his share would have been $1,270,880.
Park National Bank maintains a split-dollar life insurance policy on behalf of Mr. Egger, in his capacity as a former executive officer of the Security National Division. Park National Bank will receive proceeds under the policy in an amount equal to the premiums paid up to the date of death plus earnings accrued in respect of the policy since the inception of the policy. Mr. Egger has the right to designate the beneficiary to whom his share of the proceeds under the policy (approximately three and one-half times his highest annual total compensation during his employment with the Security National Division or $1,597,341) is to be paid. Mr. Egger’s policy remained in effect following his retirement as an executive officer of the Security National Division on March 31, 2003.
Change in Control Payments
None of the current directors of Park is entitled to payment of any benefits upon a change in control of Park.

Other Compensation
C. Daniel DeLawder and David L. Trautman
C. Daniel DeLawder and David L. Trautman currently serve as executive officers of Park and of Park National Bank. Please see the discussion of their compensation as executive officers under the heading “EXECUTIVE COMPENSATION” beginning on page 31.
William T. McConnell and William A. Phillips
William T. McConnell is employed by Park National Bank in a non-executive officer capacity. In such capacity, he received the amount of $33,000 during the 2009 fiscal year. William A. Phillips is employed by the Century National Division in a non-executive officer capacity. In such capacity, he received the amount of $33,000 during the 2009 fiscal year. Each of Messrs. McConnell and Phillips is eligible to participate in the employee benefit programs maintained by Park and Park National Bank (and its divisions), including medical, dental and disability insurance plans, on the same terms as all other employees of Park and Park National Bank (and its divisions). Messrs. McConnell and Phillips no longer participate in the Park Pension Plan. In 1998, each received a lump sum distribution in respect of the benefits payable to him in accordance with the terms of the Park Pension Plan, after reaching age 65. Mr. McConnell has participated in the SERP and has been receiving an annual targeted benefit of $53,200. Mr. Phillips does not participate in the SERP. Each of Messrs. McConnell and Phillips continues to participate in the Park KSOP.
Harry O. Egger
Since July 1, 2009, Harry O. Egger has been employed by the Security National Division in a non-executive officer capacity. In such capacity, he received the amount of $16,246 for the period from July 1, 2009 through December 31, 2009. Mr. Egger is eligible to participate in the employee benefit programs maintained by Park and Park National Bank (and its divisions), including medical, dental and disability insurance plans, on the same terms as all other employees of Park and Park National Bank (and its divisions). Although Mr. Egger is also eligible to participate in the Park KSOP, he made no elective deferral contributions during the 2009 fiscal year. Prior to July 1, 2009, Mr. Egger received the same meeting fees and cash retainers as other non-employee directors of Park, other members of the Board of Directors of the Security National Division and other members of the committees of the respective boards on which he served.
Since March 31, 2003, Mr. Egger has received and will continue to receive a monthly pension benefit under the Park Pension Plan of $6,318.86. In addition, under the provisions of his employment agreement with Security National Division (the term of which ended March 31, 2003), Mr. Egger receives an annual supplemental retirement benefit in the amount of $153,320, which he will be paid for the remainder of his life.
Director Compensation for 2009
The following table summarizes the compensation paid by Park to each individual who served as a non-executive officer director of Park during the 2009 fiscal year for service on the Board of Directors of Park and the board of directors of Park National Bank or a division of Park National Bank. Dollar amounts have been rounded up to the nearest whole dollar.

Director Compensation for 2009

			Change in
			Pension Value
			and Nonqualified
	Fees Earned		Deferred
	or Paid in		Compensation		All Other
	Cash	Stock Awards	Earnings		Compensation		Total
Name (1)	($)	($) (2)	($)		($)		($)
Nicholas L. Berning (3)	$22,900	$11,137	$0		$0		$34,037
Maureen Buchwald	$18,100	$11,137	$0		$1,631	(4)	$30,868
James J. Cullers	$17,250	$11,137	$0		$1,849	(4)	$30,236
Harry O. Egger	$12,700	$11,137	$8,028	(5)	$22,571	(6)	$54,436
F. William Englefield IV	$31,400	$11,137	$0		$276	(4)	$42,813
Stephen J. Kambeitz (7)	$0	$0	$0		$0		$0
William T. McConnell	$0	$0	$0		$49,047	(8)	$49,047
Timothy S. McLain (9)	$6,600	$3,713	$0		$0		$10,313
John J. O’Neill	$27,900	$11,137	$0		$2,095	(4)	$41,132
William A. Phillips	$0	$0	$0		$38,986	(10)	$38,986
J. Gilbert Reese (11)	$6,000	$0	$0		$2,095	(4)	$8,095
Rick R. Taylor	$12,400	$11,137	$0		$606	(4)	$24,143
Sarah Reese Wallace (12)	$9,600	$11,137	$0		$0		$20,737
Leon Zazworsky	$40,100	$11,137	$0		$462	(4)	$51,699

(1)	C. Daniel DeLawder, Park’s Chairman of the Board and Chief Executive Officer, and David L. Trautman, Park’s President and Secretary, are not included in this table as they are executive officers of Park and Park National Bank and thus receive no compensation for their services as directors. The compensation received by Messrs. DeLawder and Trautman as executive officers of Park and Park National Bank is shown in the Summary Compensation Table for 2009 on page 46.

(2)	Represents the closing price of Park’s common shares on NYSE Amex on October 19, 2009 ($61.87) times the number of common shares granted on that date in the form of an annual retainer under the Directors’ Stock Plan. This amount also represents the grant date fair value of the common shares awarded computed in accordance with FASB ASC Topic 718. The following individuals received 180 common shares of Park as an annual retainer: Nicholas L. Berning; Maureen Buchwald; James J. Cullers; Harry O. Egger; F. William Englefield IV; John J. O’Neill; Rick R. Taylor; Sarah Reese Wallace; and Leon Zazworsky. Timothy S. McLain received 60 common shares of Park as an annual retainer for his service as a member of the Board of Directors of the Century National Division.

(3)	Mr. Berning resigned as a director of Park and as a member of the Board of Directors of The Park National Bank of Southwest Ohio & Northern Kentucky Division, effective as of the close of business on December 31, 2009.

(4)	Reflects the amount of premium deemed to have been paid on behalf of the named individual under the split-dollar life insurance policy maintained on his or her behalf.

(5)	During the 2009 fiscal year, earnings in the amount of $8,028 were accrued in respect of the cumulative amount which has been deferred for Mr. Egger’s account under the Security National Bank and Trust Co. Second Amended and Restated 1988 Deferred Compensation Plan (the “Security Deferred Compensation Plan”). The proceeds of Mr. Egger’s deferred compensation account will be distributed to him in cash upon the termination of his service on the Board of Directors of the Security National Division. As of December 31, 2009, the cumulative amount accrued for Mr. Egger’s account under the Security Deferred Compensation Plan was $810,824.

The aggregate change in the actuarial present value of Mr. Egger’s accumulated benefits under the Park Pension Plan and the terms of his employment agreement providing for an annual supplemental retirement benefit, determined using interest rate and mortality rate assumptions consistent with those in Park’s consolidated financial statements, decreased by $65,684 during the 2009 fiscal year. During the 2009 fiscal year, Mr. Egger received pension benefits under the Park Pension Plan in the aggregate amount of $75,826 and a supplemental retirement benefit under the terms of his employment agreement in the amount of $153,320, which amounts are not included in the amounts shown in this table since these benefits were earned in his capacity as an employee of the Security National Division.

(6)	Represents the sum of: (i) $6,325, reflecting the amount of premium deemed to have been paid on behalf of Mr. Egger under the split-dollar life insurance policy maintained on his behalf by the Security National Division; and (ii) $16,246, reflecting the amount he received in his capacity as a non-executive officer of the Security National Division during the 2009 fiscal year (i.e., from July 1, 2009 through December 31, 2009).

(7)	Mr. Kambeitz was elected as a director of Park and of Park National Bank, effective as of the close of business on December 31, 2009. Accordingly, he received no compensation for service as a director of Park or of Park National Bank in respect of the 2009 fiscal year.

(8)	Represents the sum of: (i) $10,636, reflecting the amount of premium deemed to have been paid on behalf of Mr. McConnell under the split-dollar life insurance policy maintained on his behalf by Park National Bank; (ii) $4,345, reflecting the amount of premium deemed to have been paid on behalf of Mr. McConnell under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement); (iii) $33,000, reflecting the amount he received in his capacity as a non-executive officer employee of Park National Bank during the 2009 fiscal year; and (iv) $1,066, representing the contribution to the Park KSOP on Mr. McConnell’s behalf to match his 2009 pre-tax elective deferral contributions. During the 2009 fiscal year, Mr. McConnell received an annual targeted benefit under his SERP Agreement of $53,200, which amount is not included in the amounts shown in this table since this benefit was earned in his capacity as executive officer and employee of Park and Park National Bank prior to reaching age 62.

(9)	Mr. McLain was elected as a director of Park, effective as of the close of business on December 31, 2009. He served as a member of the Board of Directors of the Century National Division during the entire 2009 fiscal year. The amounts shown in this table reflect compensation received in his capacity as a member of the Board of Directors of the Century National Division.

(10)	Represents the sum of: (i) $4,800, reflecting the amount of premium deemed to have been paid on behalf of Mr. Phillips under the split-dollar life insurance policy maintained on his behalf by Park National Bank; (ii) $33,000, reflecting the amount he received in his capacity as a non-executive officer employee of the Century National Division during the 2009 fiscal year; and (iii) $1,186, representing the contribution to the Park KSOP on Mr. Phillip’s behalf to match his 2009 pre-tax elective deferral contributions.

(11)	Mr. Reese retired as a member of Board of Directors of Park and a member of the Board of Directors of Park National Bank, effective April 20, 2009.

(12)	Ms. Wallace was elected as a director of Park, effective April 20, 2009. She served as a director of Park National Bank during the entire 2009 fiscal year.
PROPOSAL 2 — NON-BINDING ADVISORY VOTE ON PARK’S EXECUTIVE COMPENSATION
The ARRA was signed into law on February 17, 2009. In addition to a wide variety of programs intended to stimulate the economy, the ARRA imposes significant new requirements for and restrictions relating to the compensation arrangements of financial institutions that received government funds through TARP, including institutions like Park that participated in the Capital Purchase Program prior to the enactment of the ARRA. These requirements and restrictions apply throughout the ARRA Covered Period.
One of the requirements under EESA, as amended by the ARRA, is that for any meeting of Park’s shareholders held during the ARRA Covered Period for which proxies will be solicited for the election of directors, Park must provide a separate non-binding advisory vote to the shareholders to approve the executive compensation described in Park’s proxy statement. This is commonly referred to as a “say on pay” proposal.
As a shareholder of Park, you are being provided with the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution:
“RESOLVED, that the shareholders approve Park’s executive compensation, as described in the “Compensation Discussion and Analysis,” the “Compensation Committee Report” and the tabular and accompanying narrative disclosure contained on pages 31 through 57 in this proxy statement.”
Because your vote is advisory, it will not be binding upon Park’s Board of Directors or the Compensation Committee, overrule any decision made by the Board of Directors or the Compensation Committee, or create or imply any additional fiduciary duty by the Board of Directors or the Compensation Committee. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.
We believe that our compensation policies and procedures are reasonable in comparison both to our peer bank holding companies and to Park’s performance during the 2009 fiscal year. We also believe that our compensation program strongly aligns with the interests of our shareholders in the long-term value of Park as well as the components that drive long-term value.

Recommendation and Vote
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF PARK VOTE “FOR” APPROVAL, IN A NON-BINDING ADVISORY VOTE, OF PARK’S EXECUTIVE COMPENSATION.
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve, in a non-binding advisory vote, Park’s executive compensation disclosed in this proxy statement. The effect of an abstention is the same as a vote “AGAINST” the proposal.
PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Crowe Horwath LLP, together with its predecessor Crowe Chizek and Company LLC (“Crowe Horwath”), has served as Park’s independent registered public accounting firm since March 15, 2006. Crowe Horwath audited Park’s consolidated financial statements as of and for the fiscal year ended December 31, 2009 and the effectiveness of Park’s internal control over financial reporting as of December 31, 2009. Representatives of Crowe Horwath are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The appointment of Park’s independent registered public accounting firm is made annually by the Audit Committee. Park has determined to submit the appointment of the independent registered public accounting firm to the shareholders for ratification because of such firm’s role in reviewing the quality and integrity of Park’s consolidated financial statements and internal control over financial reporting. Before appointing Crowe Horwath, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for Park and the audit scope.
Recommendation and Vote Required to Ratify Appointment of Crowe Horwath
THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS OF PARK VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH.
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of Crowe Horwath as Park’s independent registered public accounting firm for the fiscal year ending December 31, 2010. The effect of an abstention is the same as a vote “AGAINST”. Even if the appointment of Crowe Horwath is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Crowe Horwath and to engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of Crowe Horwath is not ratified, the Audit Committee will reconsider (but may decide to maintain) the appointment.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee for the Fiscal Year Ended December 31, 2009
Role of the Audit Committee, Independent Registered Public Accounting Firm and Management
The Audit Committee consists of four directors, each of whom qualifies as an independent director under the applicable NYSE Amex Rules and SEC Rule 10A-3. The Audit Committee operates under the Audit Committee Charter adopted by Park’s Board of Directors. The Audit Committee is responsible for assisting the Board of Directors in the oversight of the accounting and financial reporting processes of Park and Park’s subsidiaries. In particular, the Audit Committee assists the Board of Directors in overseeing: (i) the integrity of Park’s consolidated financial statements and the effectiveness of Park’s internal control over financial reporting; (ii) the legal compliance and ethics programs established by Park’s management and the Board of Directors; (iii) the qualifications and independence of Park’s independent registered public accounting firm; (iv) the performance of Park’s independent registered public accounting firm and Park’s Internal Audit Department; and (v) the annual independent audit of Park’s consolidated financial statements. The Audit Committee is responsible for the appointment, compensation and oversight of the work of Park’s independent registered public accounting firm. Crowe Horwath was appointed to serve as Park’s independent registered public accounting firm for the 2009 fiscal year.
During the 2009 fiscal year, the Audit Committee met 10 times, and the Audit Committee discussed the interim financial and other information contained in each quarterly earnings announcement and periodic filings with the SEC with Park’s management and Crowe Horwath prior to public release.
Park’s management has the primary responsibility for the preparation, presentation and integrity of Park’s consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by Park and Park’s subsidiaries and for the accounting and financial reporting processes, including the establishment and maintenance of adequate systems of disclosure controls and procedures and internal control over financial reporting. Management also has the responsibility for the preparation of an annual report on management’s assessment of the effectiveness of Park’s internal control over financial reporting. Park’s independent registered public accounting firm is responsible for performing an audit of Park’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing its report thereon based on such audit, for issuing an attestation report on Park’s internal control over financial reporting and for reviewing Park’s unaudited interim consolidated financial statements. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.
In discharging its oversight responsibilities, the Audit Committee regularly met with Park’s management, Crowe Horwath and Park’s internal auditors throughout the year. The Audit Committee often met with each of these groups in executive session. Throughout the relevant period, the Audit Committee had full access to management as well as to Crowe Horwath and Park’s internal auditors. To fulfill its responsibilities, the Audit Committee did, among other things, the following:
•	reviewed the work performed by Park’s Internal Audit Department;
•	monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and other applicable regulatory requirements, reviewed a report from management and Park’s Internal Audit Department regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed an attestation report from Crowe Horwath regarding Park’s internal control over financial reporting;

•	reviewed the audit plan and scope of the audit with Crowe Horwath and discussed with Crowe Horwath the matters required to be discussed by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as amended;
•	reviewed and discussed with management and Crowe Horwath the consolidated financial statements of Park for the 2009 fiscal year;
•	reviewed management’s representations that those consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and fairly present the consolidated results of operations and financial position of Park and its subsidiaries;
•	received the written disclosures and the letter from Crowe Horwath required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath’s communications with the Audit Committee concerning independence, and has discussed with Crowe Horwath that firm’s independence;
•	reviewed all audit and non-audit services performed for Park and Park’s subsidiaries by Crowe Horwath and considered whether the provision of non-audit services was compatible with maintaining that firm’s independence from Park and Park’s subsidiaries; and
•	discussed with management and Park’s Internal Audit Department Park’s systems to monitor and manage business risk, and Park’s legal and ethical compliance programs.
Management’s Representations and Audit Committee Recommendation
Park’s management has represented to the Audit Committee that Park’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2009, were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and Crowe Horwath.
Based on the Audit Committee’s discussions with Park’s management and Crowe Horwath and the Audit Committee’s review of the report of Crowe Horwath to the Audit Committee, the Audit Committee recommended to the Board of Directors that Park’s audited consolidated financial statements be included in Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Submitted by the members of the Audit Committee:

Stephen J. Kambeitz (Chair)
Maureen Buchwald
Timothy S. McLain
Leon Zazworsky

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm
Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm employed by Park in order to ensure that those services do not impair that firm’s independence from Park. The SEC rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.
Consistent with the SEC rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by Park’s independent registered public accounting firm to Park or any of Park’s subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and, if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.
All requests or applications for services to be provided by the independent registered public accounting firm must be submitted to the Audit Committee by both the independent registered public accounting firm and Park’s Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with SEC rules governing the independence of the independent registered public accounting firm.
Fees of Independent Registered Public Accounting Firm
Audit Fees
The aggregate audit fees billed by Crowe Horwath for the 2009 fiscal year and the 2008 fiscal year were approximately $550,000 and $555,000, respectively. These amounts include fees for professional services rendered by Crowe Horwath in connection with the audit of Park’s consolidated financial statements and internal control over financial reporting and reviews of the consolidated financial statements included in Park’s Quarterly Reports on Form 10-Q.
Audit-Related Fees
The aggregate fees for audit-related services rendered by Crowe Horwath for the 2009 fiscal year were approximately $124,470. This amount includes fees for audits of the Park Pension Plan and the Park KSOP for the 2009 fiscal year, audits of escrow accounts maintained by the title agency subsidiary of Park, and services related to performing accounting due diligence and providing required consents and comfort letters in connection with securities offerings pursuant to two automatic shelf registration statements filed by Park during the 2009 fiscal year.
The aggregate fees for audit-related services rendered by Crowe Horwath for the 2008 fiscal year were approximately $146,100. This amount includes fees for audits of the Park Pension Plan and the Park KSOP for the 2008 fiscal year, audits of health plans maintained by Park and audits of escrow accounts maintained by the title agency subsidiary of Park as well as fees for Federal Home Loan Bank collateral audits for Park’s subsidiary banks.
Tax Fees
The aggregate fees for tax services rendered by Crowe Horwath for the 2009 fiscal year and the 2008 fiscal year were approximately $77,100 and $103,970, respectively, and primarily pertain to the preparation of federal and state tax returns for Park and Park’s subsidiary banks in each year.

All Other Fees
The fees pertaining to other services rendered by Crowe Horwath for the 2009 fiscal year and the 2008 fiscal year totaled approximately $12,647 and $12,683, respectively. These fees were for internal controls software, risk management software and consulting services provided by Crowe Horwath.
All of the services rendered to Park and Park’s subsidiaries by Crowe Horwath for the 2009 fiscal year and the 2008 fiscal year had been pre-approved by the Audit Committee.
SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
Proposals by shareholders intended to be presented at the 2011 Annual Meeting of Shareholders must be received by the Secretary of Park no later than November 5, 2010, to be eligible for inclusion in Park’s proxy, notice of meeting, proxy statement and Notice of Internet Availability of Proxy Materials relating to the 2011 Annual Meeting. Park will not be required to include in its proxy, notice of meeting, proxy statement or Notice of Internet Availability of Proxy Materials, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules.
The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board of Directors. If a shareholder intends to present a proposal at the 2011 Annual Meeting of Shareholders without inclusion of that proposal in Park’s proxy materials and written notice of the proposal is not received by the Secretary of Park by January 19, 2011, or if Park meets other requirements of the applicable SEC rules, the proxies solicited by the Board of Directors for use at the 2011 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2011 Annual Meeting.
In each case, written notice must be given to Park’s Secretary, whose name and address are:

David L. Trautman
Secretary
Park National Corporation
50 North Third Street
Post Office Box 3500
Newark, Ohio 43058-3500
Shareholders desiring to nominate candidates for election as directors at the 2011 Annual Meeting must follow the procedures described under the heading “Nominating Procedures” beginning on page 20.
OTHER MATTERS
As of the date of this proxy statement, the Board of Directors knows of no matter that will be presented for action by the shareholders at the Annual Meeting other than those matters discussed in this proxy statement. However, if any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

It is important that your proxy card be completed, signed and returned promptly. If you do not expect to attend the Annual Meeting in person, please fill in, sign and return the enclosed proxy card in the self-addressed envelope furnished herewith.

By Order of the Board of Directors,

March 5, 2010	DAVID L. TRAUTMAN
President and Secretary

PARK NATIONAL CORPORATION OFFERS SHAREHOLDERS OF RECORD TWO WAYS TO
VOTE YOUR PROXY:
TELEPHONE VOTING
This method is available for residents of the United States and Canada. On a touch-tone telephone, call TOLL FREE 1-866-341-2072 during normal business hours for an agent to record your vote instructions.
VOTING BY MAIL
Simply complete, sign and date your proxy card and return it in the postage-paid envelope that has been provided.
If you have any questions concerning this proxy solicitation and the proposals to be considered at the Annual Meeting, or require any assistance in voting your common shares, please call The Altman Group at 1-866-341-2072. This is a toll-free telephone number.
TO DELIVER YOUR PROXY BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.	PARK NATIONAL CORPORATION

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY AND FOR THE PROPOSALS IN ITEM NO. 2 AND ITEM NO. 3. WHERE A CHOICE IS SPECIFIED, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED, EXCEPT IN THE CASE OF BROKER NON-VOTES, WHERE APPLICABLE, FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY, FOR THE PROPOSAL IN ITEM NO. 2 AND FOR THE PROPOSAL IN ITEM NO. 3. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE INDIVIDUALS DESIGNATED TO VOTE THIS PROXY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

		WITHHOLD	FOR ALL
	FOR	AUTHORITY	EXCEPT
1. To elect as directors of the Company all of the nominees listed below to serve for terms of three years to expire at the 2013 Annual Meeting of Shareholders (except as marked to the contrary).*	☐	☐	☐
Maureen Buchwald        Timothy S. McLain         Rick R. Taylor
Sarah Reese Wallace     Leon Zazworsky
*INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

	FOR	AGAINST	ABSTAIN
2. To approve, in a non-binding advisory vote, the executive compensation of the Company disclosed in the Proxy Statement for the Annual Meeting.	☐	☐	☐

3. To ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.	☐	☐	☐

The undersigned shareholder(s) authorize(s) the individuals designated to vote this proxy to vote in their discretion, to the extent permitted by applicable law, upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment and if a nominee listed above is unable or unwilling to serve, for such substitute nominee as the directors of the Company may recommend.
Any proxy previously given to vote the common shares which the undersigned is (are) entitled to vote at the Annual Meeting is hereby revoked. Receipt is acknowledged of the accompanying Notice of Annual Meeting of Shareholders and copy of the Proxy Statement for the April 19, 2010 Annual Meeting and the Company’s 2009 Annual Report.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PARK NATIONAL CORPORATION.
PLEASE ACT PROMPTLY — COMPLETE, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD BELOW:

	YES	NO
Please indicate if you plan to attend the Annual Meeting:	☐	☐

Date: , 2010

Shareholder

Co-Holder (if any)

Please sign exactly as your name(s) appear(s) hereon. If common shares are registered in two names, both shareholders must sign. When signing as Executor, Administrator, Trustee, Guardian, Attorney or Agent, please give full title as such. If shareholder is a corporation, please sign in full corporate name by President or another authorized officer. If shareholder is a partnership or other entity, please sign that entity’s name by an authorized person. (Please note any change of address on this proxy card.)

PLEASE DETACH PROXY CARD HERE

REVOCABLE PROXY
PARK NATIONAL CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 19, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned holder(s) of common shares of Park National Corporation, an Ohio corporation (the “Company”), hereby appoint(s) James J. Cullers and F. William Englefield IV, and each of them, the lawful agents and proxies of the undersigned, with full power of substitution in each, to attend the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on April 19, 2010, at the offices of The Park National Bank, 50 North Third Street, Newark, Ohio, at 2:00 p.m., Eastern Daylight Saving Time, and any adjournment, and to vote all of the common shares of the Company which the undersigned is (are) entitled to vote at such Annual Meeting or any adjournment, as shown on the reverse side.
Please be sure to sign and date this proxy card in the boxes on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Park National Corporation To Be Held on April 19, 2010: The Company’s Proxy Statement for the Annual Meeting and a sample of the form of proxy card sent to shareholders by the Company are available at www.snl.com/irweblinkx/docs.aspx?iid=100396 and the Company’s 2009 Annual Report is available at www.snl.com/irweblinkx/corporateprofile.aspx?iid=100396.

SEE REVERSE SIDE

☒	PLEASE MARK VOTING INSTRUCTIONS AS IN THIS EXAMPLE	REVOCABLE VOTING INSTRUCTIONS PARK NATIONAL CORPORATION EMPLOYEES STOCK OWNERSHIP PLAN

VOTING INSTRUCTIONS FOR ANNUAL MEETING
OF SHAREHOLDERS OF
PARK NATIONAL CORPORATION
TO BE HELD ON APRIL 19, 2010
The undersigned beneficial owner of common shares of Park National Corporation, an Ohio corporation (the “Company”), allocated to the account of the undersigned under the Park National Corporation Employees Stock Ownership Plan (the “ESOP”) hereby instructs and directs the trustee of the ESOP to vote all of the common shares of the Company allocated to the undersigned’s account under the ESOP and entitled to be voted at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on April 19, 2010, at the offices of The Park National Bank, 50 North Third Street, Newark, Ohio, at 2:00 p.m., Eastern Daylight Saving Time, and any adjournment, as shown to the right:

Please be sure to sign and date these voting instructions in the boxes below and to the right:	DATE

		WITHHOLD	FOR ALL
1. To elect as directors of the Company all of the nominees listed below to serve for terms of three years to expire at the 2013 Annual Meeting of Shareholders (except as marked to the contrary).*	FOR ☐	AUTHORITY ☐	EXCEPT ☐

Maureen Buchwald	Sarah Reese Wallace
Timothy S. McLain	Leon Zazworsky
Rick R. Taylor
*INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	To approve, in a non-binding advisory vote, the executive compensation of the Company disclosed in the Proxy Statement for the Annual Meeting.
☐     FOR     ☐     AGAINST     ☐     ABSTAIN
3.	To ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.
☐     FOR     ☐     AGAINST     ☐     ABSTAIN
Any voting instructions previously given to vote at the Annual Meeting the common shares allocated to the undersigned’s account under the ESOP are hereby revoked. Receipt is acknowledged of the accompanying Notice of Annual Meeting of Shareholders and copy of the Proxy Statement for the April 19, 2010 Annual Meeting and the Company’s 2009 Annual Report.

ESOP Participant
Sign to the Right

Sign, date and return via inter-office mail to The Park National Bank Shareholder Services, c/o First-Knox National Division of The Park National Bank, using the envelope provided.
PARK NATIONAL CORPORATION
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT BENEFICIAL OWNERS OF COMMON SHARES OF THE COMPANY ALLOCATED TO THEIR ACCOUNTS UNDER THE ESOP INSTRUCT AND DIRECT THE TRUSTEE OF THE ESOP TO VOTE ALL OF THE COMMON SHARES ALLOCATED TO THEIR RESPECTIVE ACCOUNTS UNDER THE ESOP FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY AND FOR THE PROPOSALS IN ITEM NO. 2 AND ITEM NO. 3. WHERE A CHOICE IS SPECIFIED, THE COMMON SHARES ALLOCATED TO THE ACCOUNT UNDER THE ESOP OF THE PARTICIPANT IDENTIFIED IN THE VOTING INSTRUCTIONS ABOVE WILL, WHEN THE VOTING INSTRUCTIONS ARE PROPERLY EXECUTED, BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE COMMON SHARES ALLOCATED TO THE ACCOUNT UNDER THE ESOP OF THE PARTICIPANT IDENTIFIED IN THE VOTING INSTRUCTIONS ABOVE WILL, WHEN THE VOTING INSTRUCTIONS ARE PROPERLY EXECUTED, BE VOTED PRO RATA IN ACCORDANCE WITH THE VOTING INSTRUCTIONS RECEIVED FROM OTHER PARTICIPANTS IN THE ESOP WHO HAVE GIVEN VOTING INSTRUCTIONS.